EXHIBIT 2.1
Stock Purchase Agreement
entered into as of November 25, 2007
by and among
ESCO Technologies Inc.,
ESCO Technologies Holding Inc.,
and
Illinois Tool Works Inc.

 i

 v

Page

10.13 No Third Party Beneficiaries or Other Rights	55
10.14 Amendment and Waiver	55

ARTICLE XI DISPUTE RESOLUTION	55
11.1 Dispute Resolution	55
11.2 Negotiation Between Executives	55
11.3 Mediation	56
11.4 Litigation	56
11.5 Exclusive Procedure	56
11.6 Tolling Statute of Limitations	56
11.7 Performance to Continue	56

STOCK PURCHASE AGREEMENT
          THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of this 25th day of November, 2007, by and among ESCO TECHNOLOGIES INC., a Missouri corporation (“ESCO”), ESCO TECHNOLOGIES HOLDING INC., a Delaware corporation (the “Seller”) and ILLINOIS TOOL WORKS INC., a Delaware corporation (the “Buyer”). Capitalized terms are defined in ARTICLE I.
RECITALS
          A. The Buyer desires to purchase the Shares from the Seller, on the following terms and conditions; and
          B. The Seller desires to sell the Shares to the Buyer, on the following terms and conditions.
          NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:
ARTICLE I
DEFINITIONS
          Without limiting the effect of any other terms defined in the text of this Agreement, the following words shall have the meaning given them in this Article I:
          1.1 “338 Election” has the meaning set forth in Section 2.6(g).
          1.2 “Accounts Receivable” means accounts, notes and other receivables of the Transferred Subsidiaries as of the Effective Time.
          1.3 “Accounts Receivable Adjustment” has the meaning set forth in Section 6.10(b).
          1.4 “Accounts Receivable Report” has the meaning set forth in Section 2.4.
          1.5 “Affiliate” with respect to any specified Person, means any Person which is controlling, controlled by, or under common control, directly or indirectly, with such specified Person, and, if the Person referred to is a natural Person, any member of such Person’s immediate family. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
          1.6 “Aged Receivables” has the meaning set forth in Section 6.10(b).

          1.7 “Anthony M. McCauley Claim” means the claim more fully described in Schedule 3.7.
          1.8 “Agreement” means this Agreement as executed on the date hereof and as amended or supplemented in accordance with the terms hereof, including all Schedules, Disclosure Schedules and Exhibits hereto.
          1.9 “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign Laws, if any, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or that otherwise require notification or approval in the event of mergers or acquisitions.
          1.10 “Applicable ESCO Insurance” means the various automobile, commercial general liability, product liability and excess umbrella liability insurance provided by third party insurers, maintained by ESCO or its Affiliates (other than the Transferred Subsidiaries) that provide coverage for Occurrences. For purposes of clarification and without limiting the generality of the foregoing, Applicable ESCO Insurance does not include health or welfare insurance or the Transferred Subsidiary Policies (which are addressed in Section 3.16).
          1.11 “Arbiter” means the firm or individual appointed under Section 2.5(b).
          1.12 “Benefit Plan(s)” has the meaning set forth in Section 3.18(a).
          1.13 “Business” means the business of designing, developing, manufacturing, assembling, distributing, promoting, selling or servicing filtration products and injection molded components within the automotive, medical and commercial markets, and other accessory or consumable products used in conjunction therewith, as such business is conducted as of the Closing Date by the Transferred Subsidiaries. For purposes of clarification, the Business does not include the business conducted by PTI Technologies, Inc. or VACCO Industries or the TekPackaging Business.
          1.14 “Business Day” means any day which is not a Saturday, Sunday or a legal holiday in the State of Illinois.
          1.15 “Buyer” has the meaning set forth in the Preamble.
          1.16 “Buyer Indemnified Persons” has the meaning set forth in Section 9.1.
          1.17 “Buyer’s 401(k) Plan” has the meaning set forth in Section 5.2(c).
          1.18 “Capital Employed” means, for the Business, equity plus indebtedness of Transferred Subsidiaries minus cash and cash equivalents of the Transferred Subsidiaries, all as reflected on the Closing Balance Sheet as determined consistently with Schedule 1.24 and calculated in accordance with the sample calculation set forth therein.

          1.19 “Capital Employed Adjustment” means the amount by which Capital Employed is less than Forty Two Million U.S. Dollars (U.S. $42,000,000).
          1.20 “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended to the Closing Date, 42 U.S.C. §9601 et. seq.
          1.21 “CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System, as promulgated under CERCLA.
          1.22 “CPR” has the meaning set forth in Section 11.3.
          1.23 “Closing” means the consummation of the transactions contemplated by this Agreement, as provided for in Sections 2.2 and 2.3.
          1.24 “Closing Adjustment” means (a) the Business’ cash and cash equivalents held outside of the United States, minus (b) indebtedness, minus (c) the Capital Employed Adjustment (if any), each as reflected on the Closing Balance Sheet, as determined consistent with Schedule 1.24 and calculated in accordance with the sample calculations set forth therein.
          1.25 “Closing Adjustment Statement” has the meaning set forth in Section 2.5(a).
          1.26 “Closing Balance Sheet” means the balance sheet of the Transferred Subsidiaries as of the Effective Time, prepared as part of the Closing Financial Statements.
          1.27 “Closing Date” means the date on which the Closing occurs.
          1.28 “Closing Financial Statements” means (a) the consolidated balance sheet of the Transferred Subsidiaries as of the Effective Time, and the related consolidated statements of profit and loss and cash flow for the two fiscal months then ended, which, subject to the absence of footnotes and the exclusion of goodwill for all locations of the Transferred Subsidiaries, as well as the exclusion of current and deferred federal and state income taxes for the Hebron location, which shall be excluded from the balance sheets and stock option expenses and restricted stock expenses as well as current and deferred federal and state income tax expense for the Hebron location, which shall be excluded from the income statements, shall be prepared using the Transferred Subsidiaries’ past practices and procedures in accordance with GAAP consistently applied, and shall (i) be derived from the books and records of the Transferred Subsidiaries and (ii) present fairly in all material respects the consolidated financial condition of the Transferred Subsidiaries, (b) supporting schedules and other materials as have historically been prepared by the Transferred subsidiaries and (c) certifications from each of the President of Filtertek-U.S. and the Vice President and Chief Financial Officer of Filtertek-U.S.
          1.29 “Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder as in effect from time to time, and any reference to any particular section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

          1.30 “Competing Business” means the Business along with future developments planned by a Transferred Subsidiary as of the Closing Date but excluding the following ESCO businesses, as operated or planned as of the Closing Date: (i) PTI Technologies, Inc. which manufactures, markets, and sells filter elements, modules, filtration and fluid flow equipment for the aerospace and industrial markets including, but not limited to, spin-on transmission filters for heavy vehicles; (ii) VACCO Industries which manufactures, markets, and sells filtration and flow control products for the aerospace, defense, and commercial markets utilizing Multi-Fab manufacturing services, precision photo-chemical etching, microlaser machining or vacuum furnace diffusion-bonding technology; (iii) the TekPackaging Business; and (iv) any planned extensions thereof.
          1.31 “Confidentiality Agreement” means the confidentiality agreement, dated as of June 26, 2007, by and between ESCO Technologies, Inc., a Missouri corporation, and the Buyer.
          1.32 “Contract” means any oral or written contract, agreement, lease, indenture, mortgage, deed of trust, evidence of indebtedness, binding commitment or instrument to which any Transferred Subsidiary is a party or by any of the Transferred Subsidiaries, their respective properties or assets is in any way bound, including all amendments, supplements thereto and modifications thereof.
          1.33 “Cut-off Date” has the meaning set forth in Section 6.7.
          1.34 “Defined Contribution Plan” means any Defined Contribution Plan, as defined in Section 414(i) of the Code.
          1.35 “Effective Time” means the effective time of the Closing, which shall be deemed to be as of 11:59 p.m. on November 25, 2007.
          1.36 “Employees” means those individuals disclosed to the Buyer pursuant to Section 3.17(d) as of the date set forth therein and those individuals hired by any Transferred Subsidiary in the Ordinary Course thereafter.
          1.37 “Encumbrances” means mortgages, liens, pledges, charges, claims, security interests, options, rights of first refusal, easements, restrictive covenants or other encumbrances.
          1.38 “Environmental Condition” means (a) any condition at or migrating from any Leased Real Property, or owned real property, used by any Transferred Subsidiary now or in the past arising out of any Release of Hazardous Materials generated, used, owned or controlled by any such Transferred Subsidiary, or (b) any condition at any third party location arising out of a Release of Hazardous Materials generated, used, owned or controlled by any Transferred Subsidiary.
          1.39 “Environmental Law” means any or all Laws relating to the protection of the air, surface water, groundwater or land, and/or governing the handling, use, generation, treatment, storage or disposal of Hazardous Materials, including without limitation: (a) CERCLA; (b) the Toxic Substances Control Act, as amended to date, 15 U.S.C. §2601 et seq.;

(c) the Federal Water Pollution Control Act, as amended to date, 33 U.S.C. §1251 et seq.; (d) the Federal Solid Waste Disposal Act, as amended to date, 42 U.S.C. §6901 et seq.; and (e) the Federal Clean Air Act, as amended to date, 42 U.S.C. §7401 et seq., together with all rules, regulations and orders issued thereunder or any state equivalents thereto, and any comparable Laws in force in any non-U.S. jurisdiction in which the Transferred Subsidiaries operate, as any of the same may have been amended up to the date hereof.
          1.40 “Environmental Permit” means any permits, approvals, consents or other authorizations by or pursuant to any Environmental Law in effect on the date hereof, or, with respect to prior time periods, as in effect during the applicable prior period.
          1.41 “ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
          1.42 “ESCO” has the meaning set forth in the Preamble.
          1.43 “ESCO Guarantees” has the meaning set forth in Section 6.7.
          1.44 “ESCO Name” has the meaning set forth in Section 6.6(a).
          1.45 “ESCO’s Knowledge” means the actual, conscious knowledge, after reasonable inquiry, of the following individuals: David F. Atkinson, Alyson S. Barclay, Charles J. Kretschmer, Matt Mainer, David Schatz and Paul N. Sepe. ESCO’s Knowledge shall also include the actual, conscious knowledge, after reasonable inquiry, of the following individuals, but only with respect to their knowledge regarding the Transferred Subsidiary next to such individuals name: Vanderlay Bastos (Filtertek-Brazil), Antonio Chiga (Filtertek-France), John Humphries (Filtertek-Ireland), Bernhard Leuchten (Filtertek-Germany), and Pedro Rodarte (Filtertek-Mexico).
          1.46 “Estimated Closing Adjustment” means an additional $2,700,000 which is an estimate of the Closing Adjustment as of the Effective Time consistent with the methodology used to prepare the sample closing adjustment as of September 30, 2007 as set forth on Schedule 1.24.
          1.47 “Excluded Employees” means all employees listed on Schedule 1.47.
          1.48 “Filtertek-U.S.” means Filtertek Inc., a Delaware corporation.
          1.49 “Filtertek-Brazil” means Filtertek do Brazil Industria E Commercio Ltda., a Brazilian corporation.
          1.50 “Filtertek Confidential Information” has the meaning set forth in Section 6.3.
          1.51 “Filtertek-France” mean Filtertek S.A., a French corporation.
          1.52 “Filtertek-Germany” means Filtertek GmbH, a German corporation.

          1.53 “Filtertek-Ireland” means Filtertek B.V., a Netherlands corporation.
          1.54 “Filtertek-Mexico” means Filtertek De Mexico Holding Inc., a Delaware corporation and its subsidiary Filtertek Electronica De Mexico S.A. de C.V., a Mexican corporation.
          1.55 “Financial Statements” means the consolidated balance sheet of the Transferred Subsidiaries as of each of September 30, 2007 and September 30, 2006, and the related consolidated statements of profit and loss for the twelve month periods then ended, and the consolidated balance sheet of the Transferred Subsidiaries as of October 31, 2007, and the related consolidated statements of profit and loss for the one month period then ended, all prepared as described in Section 3.4.
          1.56 “GAAP” means U.S. generally accepted accounting principles consistent with past practices.
          1.57 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          1.58 “Hazardous Materials” means any pollutant, toxic substance, hazardous waste, hazardous material, or hazardous substance, as any of the foregoing may be defined in any Environmental Law, including without limitation, petroleum, petroleum products, asbestos, asbestos containing materials, urea formaldehyde and poly-chlorinated biphenyls.
          1.59 “Income Taxes” means any Tax imposed upon or measured by net income or gross income (excluding any Tax based solely on gross receipts).
          1.60 “Indemnifying Party” has the meaning set forth in Section 9.3.
          1.61 “Injured Party” has the meaning set forth in Section 9.3.
          1.62 “Intellectual Property” means all patents and patent applications; trademarks, service marks, and trade dress and registrations and applications for registration therefor; trade secrets; copyrights and registrations and applications for registration therefor; know-how; and all similar proprietary rights in trade names, domain names, fictitious names, logos, formulae, processes, and inventions and discoveries, whether or not patentable or otherwise subject to registration.
          1.63 “Inter-company Accounts” means payables, receivables or long term debt between any of the Transferred Subsidiaries on the one hand, and ESCO or any of its other Affiliates, on the other hand, and arising prior to the Effective Time.
          1.64 “IRS” means the United States Internal Revenue Service.
          1.65 “Inventory Adjustment” has the meaning set forth in Section 6.10(a).
          1.66 “Inventory Report” has the meaning set forth in Section 2.4.

          1.67 “Key Employee Transition Agreements” means the transition agreement between Filtertek-U.S., ESCO Technologies, Inc. and each of the employees listed on Schedule 1.67.
          1.68 “Law” means any federal, state or local, domestic or foreign, statute, law, ordinance, decree, order, injunction, rule, directive, or regulation of any government or quasi-governmental authority, and includes rules and regulations of any regulatory or self-regulatory authority compliance with which is required by Law, in effect on the date hereof, or, with respect to prior time periods, as in effect during the applicable prior period.
          1.69 “Leased Personal Property” has the meaning set forth in Section 3.8(c).
          1.70 “Leased Real Property” has the meaning set forth in Section 3.8(b).
          1.71 “Legal Proceedings” means any claim, action, suit, arbitration, proceeding or investigation, whether brought, initiated, asserted or maintained by a governmental entity or any other Person, excluding any prosecution of patent or trademark applications by the Transferred Subsidiaries with the U.S. Patent and Trademark Office or other patent or trademark granting authority.
          1.72 “Liabilities” means all liabilities, claims, obligations, expenses or damages, whether known or unknown, contingent or absolute, named or unnamed, disputed or undisputed, legal or equitable, determined or indeterminable, or liquidated or unliquidated.
          1.73 “Loss” or “Losses” means each and all of the following items to the extent actually paid or incurred: losses, Liabilities, damages, judgments, fines, costs, penalties, amounts paid in settlement and reasonable out-of-pocket costs and expenses incurred in connection therewith (including, without limitation, costs and expenses of collections and recovery, including suits and Legal Proceedings, and reasonable fees and disbursements of outside counsel), but (a) net of any insurance proceeds received by the Injured Party with respect to such Losses excluding any deductible, self-insured retention, self-funded amounts, or insurance premium increases directly resulting from such Losses, and (b) net of any Tax benefit, savings, deduction, credit or other relief received or receivable (assuming Buyer has claimed all Tax benefits available and valued at the present value of such Tax benefits determined by applying an annual interest rate of 7%) by the Injured Party in respect of such Losses as calculated pursuant to Section 9.8.
          1.74 “Material Adverse Effect” means a Loss to the Business of at least U.S. $325,000 (or equivalent amount).
          1.75 “Material Contracts” has the meaning set forth in Section 3.11(a).
          1.76 “Minute Books” means the minute books of each Transferred Subsidiary to the extent that minute books are customary and appropriate for such Transferred Subsidiary.
          1.77 “Non-Compete Period” has the meaning set forth in Section 6.4(a).
          1.78 “Non-U.S. Benefit Plans” has the meaning set forth in Section 3.18(a).

          1.79 “Non-U.S. Employees” has the meaning set forth in Section 5.3(a).
          1.80 “Non-U.S. Transferred Employees” has the meaning set forth in Section 5.3(a).
          1.81 “Notice of Claim” has the meaning set forth in Section 9.3.
          1.82 “Notice of Dispute” means a written notice by ESCO to the Buyer delivered pursuant to Section 2.5(b), specifying in reasonable detail all points of disagreement with the Buyer’s calculation of the Closing Adjustment.
          1.83 “Occurrences” has the meaning set forth in Section 6.5(b).
          1.84 “One Year Accounts Receivable Report” has the meaning set forth in Section 6.10(b).
          1.85 “One Year Inventory Report” has the meaning set forth in Section 6.10(a).
          1.86 “Ordinary Course” means, with respect to the Business, the ordinary course of commercial operations customarily engaged in by the Business consistent with past practices, including, without limitation, past practices with respect to payments, collections, accruals, reserves, inventory management and intercompany transfers.
          1.87 “Owned Real Property” has the meaning set forth in Section 3.8(a).
          1.88 “Party” means any of ESCO, the Seller or the Buyer, and “Parties” means all of them.
          1.89 “Performance Compensation Plan” means the Performance Compensation Plan of ESCO Technologies, Inc. as it exists at the Effective Time.
          1.90 “Permitted Encumbrances” means, collectively: (a) Encumbrances that are disclosed in Disclosure Schedule 1.90; (b) liens for Taxes, water and sewer rents or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings and have been accrued on the Financial Statements; (c) liens for mechanics, materialmen, laborers, employees, suppliers or similar liens arising by operation of law that are disclosed in Disclosure Schedule 1.90; (d) in the case of real property, any matters, restrictions, covenants, conditions, limitations, rights, rights of way, encumbrances, encroachments, reservations, easements, agreements and other matters of record, such state of facts of which an accurate survey or inspection of the property would reveal, and the provisions of any Law; (e) liens disclosed in the Financial Statements; (f) the rights of lessors and lessees under leases which have not been breached; and (g) the rights of licensors and licensees under licenses which have not been breached.
          1.91 “Person” shall mean any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, incorporated organization or government or any agency or political subdivision thereof.

          1.92 “Post-Closing Periods” means all taxable periods commencing after the Effective Time and the portion of any Straddle Period commencing after the Effective Time.
          1.93 “Pre-Closing Periods” means all taxable periods ending on or before the Effective Time and the portion of any Straddle Period ending on or before the Effective Time.
          1.94 “Purchase Price” has the meaning set forth in Section 2.2.
          1.95 “Qualified Plans” has the meaning set forth in Section 3.18(c).
          1.96 “Records” has the meaning set forth in Section 6.1.
          1.97 “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, or dumping into the environment.
          1.98 “Restructuring” means the corporate restructuring of the Business as more specifically described in Exhibit A.
          1.99 “Seller Indemnified Persons” has the meaning set forth in Section 9.2.
          1.100 “Shares” means all of the issued and outstanding capital stock of Filtertek-U.S., consisting of 100 shares of common stock, U.S. $1.00 par value per share.
          1.101 “Slow Moving Inventory” has the meaning set forth in Section 6.10(a).
          1.102 “Straddle Period” means any taxable period of the Transferred Subsidiaries that begins prior to and ends after the Effective Time.
          1.103 “Tax” or “Taxes” means all taxes, charges, fees, levies, or other like governmental assessments applicable to the Business or the Transferred Subsidiaries in the countries in which it or they operate, including, without limitation, all federal, possession, state, city, county, province, territory and foreign (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, employment (including Social Security, unemployment insurance and employee income tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value-added and excise taxes; Pension Benefit Guaranty Corporation premiums and any other governmental charges of the same or similar nature; and all penalties, additions to tax and interest relating to any such Taxes. Any one of the foregoing Taxes shall be referred to sometimes as a “Tax.”
          1.104 “Tax Returns” means all returns, reports, estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment or supplement thereof.
          1.105 “TekPackaging Business” means the thermoform packaging solutions business of the Transferred Subsidiaries.

          1.106 “Theresa Gibson Claim” means the claim described in Disclosure Schedule 3.7.
          1.107 “Third Person” has the meaning set forth in Section 9.4.
          1.108 “Third Person Claim” has the meaning set forth in Section 9.4.
          1.109 “Transferred Employees” means the Employees other than the Excluded Employees.
          1.110 “Transferred Subsidiary(ies)” means Filtertek-U.S. and each of the following wholly-owned Subsidiaries: Filtertek-Brazil, Filtertek-France, Filtertek-Germany, Filtertek-Mexico and Filtertek-Ireland, in each case excluding the TekPackaging Business.
          1.111 “Transferred Subsidiary Policies” has the meaning set forth in Section 3.16.
          1.112 “Transition Services Agreement” means the transition services agreement entered into between Filtertek-U.S. and TekPackaging, LLC.
          1.113 “U.S. Benefit Plans” has the meaning set forth in Section 3.18(a).
          1.114 “U.S. Employees” has the meaning set forth in Section 5.2(a).
          1.115 “U.S. Transferred Employees” has the meaning set forth in Section 5.2(a).
          1.116 “WARN Act” has the meaning set forth in Section 5.2(b).
ARTICLE II
PURCHASE AND SALE OF THE BUSINESS
          2.1 Purchase and Sale of Shares Upon, and subject to, the terms and conditions of this Agreement, as of the Effective Time, the Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest to and in all of the Shares, free and clear of all Encumbrances.
          2.2 Consideration. The consideration that the Buyer shall pay the Seller for the Shares and for other rights of the Buyer hereunder shall be Seventy-Seven Million Four Hundred Fifty Thousand U.S. Dollars (U.S. $77,450,000), plus or minus the Estimated Closing Adjustment, subject to further adjustment as provided in this Agreement (the “Purchase Price”).
          2.3 Closing. (a) The Closing shall take place on November 25, 2007, at one hour after this Agreement is signed by the Parties hereto, at such place as the Buyer and ESCO may mutually agree upon.
          (b) At Closing, ESCO and the Seller shall deliver or cause to be delivered to the Buyer the documents and other items identified in Section 7.1, and the Buyer shall deliver to

ESCO the documents and other items identified in Section 8.1. Promptly on the first Business Day after the Closing, the Buyer shall deliver to ESCO by one wire transfer of immediately available funds, in accordance with the wire transfer instructions set forth on Schedule 2.3, the Purchase Price.
          (c) The parties agree that on the Closing Date that neither party will take any action with the Transferred Subsidiaries other than in connection with the Restructuring, in connection with the 338 Election, or pursuant to the transactions contemplated to occur on the Closing Date by this Agreement or in the Ordinary Course. The Restructuring shall occur between the time of signing the Agreement and Closing, and shall be a condition to Closing.
          2.4 Closing Financial Statements. As soon as reasonably practicable following the Closing Date, and in any event no later than December 10, 2007, the Buyer shall cause the Transferred Subsidiaries to prepare and deliver to the Seller (a) the Closing Financial Statements, (b) a complete and detailed list of the inventory of the Transferred Subsidiaries taken from the books and records of the Transferred Subsidiaries as of the Effective Time, listed by inventory item, item quantity and item value in U.S. Dollars (the “Inventory Report”) and (c) a complete and detailed list of the accounts receivable of the Transferred Subsidiaries taken from the books and records of the Transferred Subsidiaries as of the Effective Time, listed by account number, counterparty and value in U.S. Dollars (the “Accounts Receivable Report”). Subject to the confidentiality provisions of Section 6.3(a) hereof, the Buyer shall permit ESCO and its accountants to review promptly upon request, on-site at the Transferred Subsidiaries or otherwise, during normal business hours at ESCO’s sole discretion, all records reasonably necessary for the evaluation by ESCO of such Closing Financial Statements, Inventory Report and Accounts Receivable Report and to take copies of such records. The Buyer shall in no way influence the preparation of the Closing Financial Statements and such Closing Financial Statement shall be prepared by the Transferred Subsidiaries in accordance with past practices. Except for acts of willful misconduct of Buyer (excluding the Transferred Subsidiaries) or where Buyer directed the Transferred Subsidiaries to engage in willful misconduct, neither the Buyer nor the Transferred Subsidiaries shall have any liability to ESCO or the Seller for the Closing Financial Statements delivered pursuant to this Section 2.4.
          2.5 Post-Closing Adjustment.
          (a) Within 60 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a written statement calculating the Closing Adjustment as reflected on the Closing Balance Sheet (the “Closing Adjustment Statement”). The Buyer shall provide a reasonable description of any differences between the Closing Adjustment Statement and the Closing Financial Statements, to the extent such differences exist; however, in any event the Closing Adjustment Statement shall be prepared in accordance with Schedule 1.24 and Section 1.28. Subject to the confidentiality provisions of Section 6.3(a) hereof, the Buyer shall permit the Seller and its accountants to review promptly upon request, on-site or otherwise, during normal business hours at the Seller’s sole discretion, all records reasonably necessary for the evaluation by the Seller of the calculation of the Closing Adjustment, and to take copies of such records.

          (b) If the Seller disputes the Closing Adjustment, Inventory Report or Accounts Receivable Report as determined by the Buyer, the Seller shall deliver to the Buyer a Notice of Dispute not more than 30 days after the date the Seller receives the Buyer’s written determination of the Closing Adjustment. If the Seller fails to deliver a Notice of Dispute within such 30-day period, the Seller shall be deemed to have accepted the Closing Adjustment, the Inventory Report and/or the Accounts Receivable Report as determined by the Buyer. Upon receipt of the Notice of Dispute, the Seller and the Buyer shall promptly consult with each other with respect to the specified points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by the Seller and the Buyer within 30 days after the Buyer receives the Notice of Dispute, the Seller may refer the dispute to the New York Office of Ernst & Young (the “Arbiter”), as an arbitrator to finally resolve, as soon as practicable, and in any event within 45 days after such reference, all points of disagreement with respect to the Closing Adjustment reflected on the Closing Adjustment Statement, the Inventory Report and/or the Accounts Receivable Report. If the Seller does not refer the dispute to the Arbiter within 15 days after the expiration of such 30-day period, ESCO and the Seller shall be deemed to have accepted the Closing Adjustment, the Inventory Report and/or the Accounts Receivable Report, as the case may be, as determined by the Buyer. For purposes of such arbitration each of the Seller and the Buyer shall submit a proposed calculation of the Closing Adjustment, the Inventory Report and/or the Accounts Receivable Report, as the case may be, as of the Effective Time and such proposed calculations shall be consistent with the initial calculations set forth in the Buyer’s Closing Adjustment Statement, the Inventory Report and/or the Accounts Receivable Report and the Seller’s Notice of Dispute. The Arbiter shall apply the terms of Sections 2.4 and 2.5, and shall otherwise conduct the arbitration under such procedures as the Parties may agree or, failing such agreement, under the then prevailing Commercial Rules of the American Arbitration Association. Each of the Parties shall bear its own expenses, including but not limited to the fees and expenses of legal counsel and accountants, in connection with such arbitration. The fees and expenses of the Arbiter incurred in connection with such arbitration shall be allocated equally between the Seller and the Buyer. All determinations by the Arbiter shall be final, conclusive and binding with respect to the Closing Adjustment, the Inventory Report and/or the Accounts Receivable Report and the allocation of arbitration fees and expenses, in the absence of fraud or manifest error.
          (c) The Purchase Price shall be adjusted as follows, based on the Closing Adjustment determined pursuant to this Section 2.5: the Seller shall pay to the Buyer the amount by which such Closing Adjustment is less than the Estimated Closing Adjustment and the Buyer shall pay to the Seller the amount by which such Closing Adjustment is greater than the Estimated Closing Adjustment. Any payment so required to be made under this Section 2.5(c) by the Seller shall be by wire transfer of immediately available funds, not more than five Business Days after the earliest of (i) the Seller failing to deliver a Notice of Dispute in a timely fashion, (ii) the Seller failing to refer the dispute to the Arbiter in a timely fashion, and (iii) the Arbiter making a final determination of the dispute, to an account to be designated by the payee at least two Business Days prior to the due date. In the event, but only in the event, the party owing payment hereunder fails to pay the adjustment amount within the time period provided, interest shall be compounded annually, calculated using a 365-day year from the Closing Date through one day prior to the date of payment at an annual rate of five and one-half percent (5 1/2%).

          2.6 Taxes.
          (a) All transfer, documentary, sales, use, value-added, gross receipts, stamp, registration or other similar transfer Taxes incurred in connection with the purchase and sale of Shares and the elections contemplated in Section 2.6(g), including all recording or filing fees, notarial fees and other similar costs of Closing, that may be imposed, payable, collectible or incurred shall be borne 50% by the Buyer and 50% by the Seller.
          (b) The Seller shall pay all Pre-Closing Period Taxes unless such Taxes were: (i) accrued as a liability or a reduction in an asset on the Closing Balance Sheet and taken into account in the Closing Adjustment; or (ii) paid prior to Closing by or on behalf of the Transferred Subsidiaries. The Buyer will pay for all Post-Closing Periods Taxes and those Taxes provided for in Section 2.6(a).
          (c) The Seller shall prepare, or cause to be prepared, and file, or cause to be filed, all Income Tax Returns for the Transferred Subsidiaries for all periods ending as of or prior to the Closing Date filed after the Closing Date, including without limitation, any amended Income Tax Returns. The Buyer shall not prepare any amended Income Tax Returns with respect to any Transferred Subsidiary for any such periods or any other Pre-Closing Period. In the event that any such Tax Returns are required by Law to be amended, Seller shall prepare and file such Tax Returns. If Buyer believes such Tax Returns are required by Law to be amended and Seller disagrees, the Parties shall submit the issue of whether such amendment is required by Law to the Arbiter, who shall decide the question in the manner prescribed in Section 2.5(b). To the extent that the Arbiter decides the matter in the favor of the Seller, then Seller shall continue to have obligations for indemnification for such Taxes under Section 9.1(d) for the applicable survival period for such indemnification. The Buyer shall cooperate with the Seller in filing and causing to be filed all such Income Tax Returns. The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all other Tax Returns for the Transferred Subsidiaries for any taxable period ending as of or prior to the Effective Time that are filed after the Closing Date. All non-Income Tax Returns not yet filed as of Closing shall be filed in a manner consistent with prior practices, policies and Tax Returns of the Seller and such applicable Transferred Subsidiary.
          (d) The Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns for any Straddle Period that are due after the Closing Date. The Buyer shall submit such Straddle Period Income Tax Returns to the Seller for its review and comments at least ten days prior to the due date for filing such Income Tax Returns, and Buyer and the Seller agree to consult and resolve in good faith any issues arising as a result of the review of such Income Tax Returns. The Seller shall pay to the Buyer within 15 days after the date on which Taxes are paid with respect to a Straddle Period an amount equal to the portion of such Taxes that relates to the Pre-Closing Period, reduced by the amount of such Taxes reflected on the Closing Balance Sheet or paid by or on behalf of the Transferred Subsidiaries prior to Closing. For purposes of this Section 2.6(d), the portion of such Tax that relates to the Pre-Closing Period shall (i) in the case of any Income Taxes or Taxes based upon or related to employment, sales and use, value added and other non-periodic Taxes be deemed equal to the amount that would be payable if the relevant Tax period ended as of the Effective Time and (ii) in the case of any periodic Taxes and Taxes other than Taxes described in (i) above be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending as of the Effective Time and the denominator of which is the number of days in the entire Tax period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practices, policies and Tax Returns of the Seller and such applicable Transferred Subsidiary, unless such prior practices and policies are not in compliance with Tax Law.
          (e) Any Tax refunds and interest thereon that are received by the Buyer or the Transferred Subsidiaries (or the Affiliates of any of them), and any amounts credited against Tax to which the Buyer or the Transferred Subsidiaries (or the Affiliates of any of them) become entitled, that relate to Pre-Closing Periods shall be for the account of the Seller, and the Buyer shall pay over to the Seller any such refund and interest or the amount of any such credit within 15 days after receipt or entitlement thereto unless such refund or credit was reflected as an asset or reduction in liability on the Closing Balance Sheet and taken into account in the computation of Closing Adjustment. In the event the Buyer fails to pay the Seller any such amounts due under this Section 2.6(e) within the time period specified, Buyer shall pay, in addition to the amounts due, interest on such amount, compounded annually, calculated using a 365 day year from the date of receipt or entitlement thereto through the date prior to the date of payment at a rate of five and one-half percent (5 1/2%).
          (f) The Buyer and the Seller agree to furnish, or cause to be furnished, to each other, upon written notice pursuant to Section 10.1, as promptly as practical, such information (including reasonable access to books and records) and assistance as is reasonably necessary for the filing of any Tax Return, preparation of the portion of any financial statement related to Taxes, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. The Buyer and the Seller shall reasonably cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such documents as are reasonably necessary to carry out the intent of this Section 2.6(f). Any Tax audit or other Tax proceeding shall be deemed to be a third party claim subject to the procedures set forth in Section 9.4 of this Agreement. In the event of a Tax audit that is a Third Person Claim that solely relates to any Transferred Subsidiary for a Pre-Closing Period controlled by Seller or ESCO under Section 9.4, Seller and ESCO shall keep Buyer reasonably informed regarding the progress of any item related to such claim. In the event that Buyer reasonably believes the resolution of such claim would result in an increase in the Tax liability of any of the Transferred Subsidiaries or Buyer for Post-Closing Period for which Seller or ESCO is not obligated to indemnify Buyer or the Transferred Subsidiaries under Section 9.1, Seller may not resolve the issue in such manner unless Buyer consents, and such Buyer consent may not be unreasonably withheld or delayed. In the event that Buyer does not consent to such resolution, the Parties shall submit the issue of whether such resolution is a reasonable (as considered against the impact to Buyer and Seller) manner for the claim to be resolved to the Arbiter, who shall decide the question in the manner prescribed in Section 2.5(b). In the event that the Arbiter determines that the proposed resolution is reasonable (as considered against the impact to Buyer and Seller), at Buyer’s election, (i) Buyer may resume control of such claim provided that Buyer waives any right to indemnification under Section 9.1 and Buyer agrees to indemnify ESCO and Seller against any additional Taxes incurred by either of them as a direct result of the resolution of such claim by Buyer; or (ii) Seller may resolve the claim in the manner presented to the Arbiter.

          (g) At Closing, the Seller and Buyer shall join in making an election under Section 338(h)(10) of the Code with respect to both: (i) the purchase and sale of the Shares and (ii) any of the Transferred Subsidiaries organized in the United States, including any corresponding election under state and local Tax Law (a “338 Election”), and the Buyer may elect, at its own discretion (Buyer agrees to make good faith efforts towards reaching its decision within 120 days of Closing on whether to make an election, and in any event to keep Seller reasonably apprised of its progress on the decision-making process), to make an election under Section 338(g) with respect to any Transferred Subsidiary that is organized outside of the United States. The Parties will timely file such forms with the IRS, state and local Taxing authority as may be required with their respective Tax Returns for the periods that include the Closing Date and otherwise to make effective the 338 Election. The Purchase Price shall be allocated among the acquired assets and shares in accordance with the Internal Revenue Code and Treasury Regulations promulgated thereunder after the Closing. In connection with the determination of the foregoing allocation, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. Failing agreement, the Parties may file such Tax Returns as they believe, in good faith, are appropriate.
          (h) Buyer will file IRS Form 8023 effecting the 338 Election within five Business Days after Closing and promptly thereafter provide Seller with a copy of such filing and certified proof of mailing.
          2.7 Inter-company Accounts. As of the Effective Time, all Inter-company Accounts will be cancelled other than (a) as provided in Section 6.7 or (b) Inter-company Accounts relating to the sale of goods between the Transferred Subsidiaries on the one hand and ESCO and its Affiliates (including the TekPackaging Business), other than the Transferred Subsidiaries, on the other hand.
          2.8 Further Assurances. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby. The foregoing undertaking shall include, without limitation, the execution and delivery by the Seller to Buyer, upon Buyer’s reasonable request and at Buyer’s expense, such other instruments of conveyance and transfer and shall take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably request, including, without limitation, the filing of insurance claims with the Applicable ESCO Insurance in accordance with Section 6.5.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ESCO
          ESCO and the Seller hereby, jointly and severally, make the following representations and warranties, each of which is true and correct as of the Effective Time and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

          3.1 Existence and Power.
          (a) ESCO and the Seller have the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
          (b) Each of ESCO, the Seller and the Transferred Subsidiaries is duly organized, validly existing and, to the extent applicable in its jurisdiction of organization, in good standing under the laws of its jurisdiction set forth on Disclosure Schedule 3.1(b).
          (c) Except as set forth on Disclosure Schedule 3.1(c) and except in connection with or in compliance with the provisions of the HSR Act or in compliance with the Antitrust Laws requirements of the German Cartel Office, or as otherwise provided for herein, and with respect to Antitrust Laws in jurisdictions other than the US and Germany then only to ESCO’s Knowledge, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party is required in connection with the execution, delivery or performance of this Agreement by ESCO or the Seller or the consummation by ESCO or the Seller of the transactions contemplated hereby.
          (d) Each of the Transferred Subsidiaries has the power and authority to own, lease and use its tangible and intangible assets and to transact the business in which it is engaged, and holds all material authorizations, franchises, licenses and permits required therefor. Each of the Transferred Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction where such license or qualification is required, except those jurisdictions where the failure of such Transferred Subsidiary to be so licensed or qualified will not result in a material liability to such Transferred Subsidiary or Transferred Subsidiaries, taken as a whole.
          3.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by ESCO and the Seller and constitutes a legal, valid and binding obligation of ESCO and the Seller, enforceable against ESCO and the Seller in accordance with its terms, except that such enforcement may be subject to: (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally; and (ii) general principles of equity. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary corporate action on the part of ESCO and the Seller and no other proceedings on the part of ESCO or Seller are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby.
          3.3 Capitalization and Ownership.
          (a) Disclosure Schedule 3.3(a) sets forth for each of the Transferred Subsidiaries: (i) the number of shares of authorized capital stock or other equity interests; (ii) the number of issued and outstanding shares of each class of its capital stock or other equity interests; (iii) the names of its directors and elected officers; and (iv) name of record and beneficial owner of all shares of authorized capital stock. There are no outstanding options, warrants, rights, agreements, calls, or commitments requiring issuance or transfer by any

Transferred Subsidiary of any of its capital stock. Except for those shares listed in Disclosure 3.3(a), no other issued and outstanding shares have voting rights under the Transferred Subsidiaries’ organizational documents. None of the shares were issued in violation of preemptive rights of a stockholder of the Transferred Subsidiaries. None of the Transferred Subsidiaries has outstanding any securities convertible into or exchangeable for any of such shares. Except as set forth in Disclosure Schedule 3.3, all of the outstanding shares of capital stock or other equity interests in the Transferred Subsidiaries are held of record and beneficially owned by the Seller or the named Transferred Subsidiary on such Disclosure Schedule, free and clear of all Encumbrances other than Permitted Encumbrances, and have been duly authorized, are validly issued and are fully paid and non-assessable, and were not issued in violation of any terms of any agreement binding upon such Transferred Subsidiary. The Shares constitute all of the issued and outstanding capital stock of Filtertek-U.S.
          (b) Except for other Transferred Subsidiaries, the Transferred Subsidiaries do not directly or indirectly, (i) own capital stock or other securities of, or any proprietary interest in, any Person, or (ii) control substantially all of the management policies of any other Person.
          (c) The Seller has good title to the Shares, free and clear of all claims, liens, security interest and encumbrances of any nature whatsoever, and has full legal right and power to sell, and will sell, assign and transfer title to the Shares to the Buyer pursuant to this Agreement, free and clear of all claims, liens, security interests or encumbrances of any nature whatsoever.
          (d) Neither ESCO nor any director, officer or Affiliate of the Transferred Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest in any entity that is, or individually, is a party to any agreement, contract, commitment or other transaction or arrangement with the Transferred Subsidiaries, written or oral, except for (i) any agreement, contract, commitment or other transaction or arrangement, (ii) ownership of one percent or less of any person, firm or corporation or other entity which is a party to any agreement, contract, commitment or other transaction or arrangement with the Transferred Subsidiaries or (iii) as otherwise disclosed on Disclosure Schedule 3.3(d).
          3.4 Financial Statements. Attached as Disclosure Schedule 3.4 are true and complete copies of the Financial Statements. Subject to the absence of footnotes and the exclusion of goodwill for all locations of the Transferred Subsidiaries, as well as the exclusion of current and deferred federal and state income taxes for the Hebron location, which shall be excluded from the balance sheets and stock option expenses and restricted stock expenses as well as current and deferred federal and state income tax expense for the Hebron location, which shall be excluded from the income statements, the Financial Statements have been prepared using the Transferred Subsidiaries’ past practices and procedures in accordance with GAAP consistently applied, and (i) were derived from the books and records of the Transferred Subsidiaries and (ii) present fairly in all material respects the consolidated financial condition of the Transferred Subsidiaries.
          3.5 Absence of Certain Developments(a) .

          (a) Except the transactions contemplated by this Agreement, or as otherwise set forth in Disclosure Schedule 3.5(a), since June 30, 2007, the Transferred Subsidiaries have been operated in the Ordinary Course and neither ESCO (in respect of the Transferred Subsidiaries), the Seller (in respect of the Transferred Subsidiaries), nor any of the Transferred Subsidiaries have (i) suffered a Material Adverse Effect; (ii) incurred any liability, or entered into any transaction (except for the Restructuring), except in the Ordinary Course; (iii) suffered any material adverse change in its relationship with any of its suppliers, customers, distributors, lessors, licensors, licensees or other third parties; (iv) increased or offered to increase, whether in writing or orally, the rate or terms of compensation or benefits payable to or to become payable by it to its directors, officers, employees, salesmen, distributors, or agents or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers or employees except in each case increases occurring in the Ordinary Course in accordance with its customary practice (including normal periodic performance reviews and related compensation and benefits increases); (v) waived or released any claims, debts, Liens or rights other than in the Ordinary Course; (vi) sold, transferred, leased, licensed or otherwise disposed of any of its assets with a book value in excess of U.S. $100,000 in the aggregate, other than in the Ordinary Course and except for the Restructuring; (vii) received any written notice of termination with respect to, amended other than in the Ordinary Course or terminated any Material Contract to which it is or was a party; (viii) changed any accounting methods reflected or used in the preparation of the Financial Statements; (ix) amended any Benefit Plan; (x) amended the charter or by-laws of any Transferred Subsidiary; (xi) had any change to its authorized or issued capital stock, issued any security convertible into any Transferred Subsidiary capital stock, granted any registration rights, purchased, redeemed, retired or otherwise acquired any Shares, or declared or paid any dividend or distribution (other than the dividend out of the new LLC in connection with the Restructuring); (xii) other than any trade liability or obligation incurred in the Ordinary Course, incurred or assumed any liability, obligation or indebtedness for borrowed money or guaranty of any such liability, obligation or indebtedness in excess of U.S. $100,000 in the aggregate; (xiii) committed pursuant to a written agreement or, to ESCO’s Knowledge, an oral agreement to do any of the things set forth in clauses (ii) through (xii) above except for the Restructuring; (xiv) instituted or settled any Legal Proceeding (including those involving any breach or infringement of Intellectual Property Rights) before any court or governmental body; (xv) experienced any trade union organizing activity, had any actual or, to ESCO’s Knowledge, threatened labor strike, work stoppage, material grievance or other labor dispute pending; or (xvi) failed to replenish its inventories and supplies consistent with past practices in the Ordinary Course.
          (b) Except for the transactions contemplated by this Agreement, or as otherwise set forth in Disclosure Schedule 3.5(b), since June 30, 2007, neither ESCO (in respect of the Transferred Subsidiaries), the Seller (in respect of the Transferred Subsidiaries), nor any of the Transferred Subsidiaries have (i) entered into any agreement for the licensing of any Intellectual Property owned by the Transferred Subsidiaries; (ii) entered into any agreement, other than in the Ordinary Course, for the licensing or sublicensing of any Intellectual Property for use by the Transferred Subsidiaries; (iii) made, or committed to undertake, any individual capital expenditure in an amount that exceeds U.S. $100,000; or (iv) committed pursuant to a written agreement or, to ESCO’s Knowledge, an oral agreement to do any of the things set forth in clauses (i) through (iii) above.

          3.6 Taxes. Except as set forth on Disclosure Schedule 3.6:
          (a) All Tax Returns required to be filed under Tax Law with respect to the Transferred Subsidiaries have been filed in a timely manner (taking into account all extensions of due dates), and all Taxes shown as due on such Tax Returns have been paid.
          (b) Such Tax Returns are accurate, complete, and correct in all material respects in compliance with Tax Laws.
          (c) No deficiencies for any Taxes directly related to the Transferred Subsidiaries have been asserted or assessed in writing that remain unpaid.
          (d) All Taxes that the Transferred Subsidiaries were or are required by Law to withhold or collect have been withheld or collected by it, and have been paid over to the proper government entities or, if not yet due and payable, are being held by the Transferred Subsidiaries for such payment.
          (e) The statute of limitations relating to the assessment of any Tax for the Transferred Subsidiaries have not been waived or extended.
          (f) The Transferred Subsidiaries are not a party to any agreement, contract, arrangement or plan that has resulted or would result as a result of the transfer of the Shares, separately, or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G.
          (g) The Transferred Subsidiaries do not have any liability for the Taxes of any Person other than the Transferred Subsidiaries: (a) under Regulation §1.1502-6 (or any similar provision of state, local or foreign Law); (b) as a transferee or successor; or (c) by contract (other than agreements with employees, customers, vendors, lessors or the like entered into in the ordinary course of business, Tax indemnity provisions entered into in connection with purchase or sale agreements or credit or other commercial agreements).
          (h) As of the Effective Time, there are no Tax allocation or Tax sharing agreements between one or more Transferred Subsidiaries on the one hand and ESCO or any of its other Affiliates on the other hand.
          3.7 Litigation. Except as set forth on Disclosure Schedule 3.7, there are no Legal Proceedings pending or, to ESCO’s Knowledge, threatened against any Transferred Subsidiary or their assets. The Transferred Subsidiaries are not subject to any order, judgment, writ, injunction or decree or, to ESCO’s Knowledge, any investigation or inquiry of any court or governmental or regulatory authority or body (excluding any such order, judgment, writ, injunction or decree of general applicability or applicable to entities situated similarly to the Transferred Subsidiaries rather than to it specifically). Except as set forth on Disclosure Schedule 3.7, the Transferred Subsidiaries do not have any pending or threatened Legal Proceedings against any third party. No unsatisfied judgment, order, writ, injunction, decree or assessment or other command of any court or any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency or instrumentality requiring the payment of money has been entered against and served upon the Transferred Subsidiaries. There is no action, proceeding or investigation pending or, to ESCO’s Knowledge, threatened, which questions or challenges the validity of this Agreement or any of the transactions contemplated by this Agreement or otherwise seeks to prevent or have the effect of preventing the consummation of the transactions contemplated hereby. Disclosure Schedule 3.7 specifies each Legal Proceeding involving a claim for more than U.S. $60,000 pending at any time during the past three years, and not disclosed above.
          3.8 Title to Properties.
          (a) Disclosure Schedule 3.8(a) sets forth all of the real property owned by the Transferred Subsidiaries (“Owned Real Property”). The Owned Real Property constitutes all the real property, except the Leased Real Property, required to conduct the Business and there are no liens, claims or encumbrances on the Owned Real Property, other than Permitted Encumbrances. There are no claims made or, to ESCO’s Knowledge, threatened by any federal, state or municipal or other authorities in connection with the Owned Real Property for any violation of any applicable Law, ordinance or regulation which would adversely affect the Business in any material respect.
          (b) Disclosure Schedule 3.8(b) sets forth a list of all leases with respect to real property pursuant to which any Transferred Subsidiary is a lessee as of the date hereof (the “Leased Real Property”). Each Transferred Subsidiary has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances, except Permitted Encumbrances to the extent such Permitted Encumbrances do not materially interfere with the current use of the Leased Real Property. In addition:
          (i) the lessee thereunder’s possession and quiet enjoyment of the Leased Real Property under such leases has not been disturbed and there are no ongoing material disputes with respect to such lease;
          (ii) to ESCO’s Knowledge, no party to such lease is in material breach or default under such lease;
          (iii) the Transferred Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy such Owned or Leased Real Property or any portion thereof; and
          (iv) the utility and water services presently available to all Owned Real Property or Leased Real Property are adequate for carrying on the Business, as currently conducted.
          (c) Disclosure Schedule 3.8(c) sets forth a list of all material leases with respect to personal property pursuant to which any Transferred Subsidiary is a lessee as of the date hereof (the “Leased Personal Property”). Each Transferred Subsidiary has a valid leasehold interest in the Leased Personal Property free and clear of all Encumbrances, other than Permitted Encumbrances.
          (d) Each of the leases set forth on Disclosure Schedule 3.8(b) and Disclosure Schedule 3.8(c) is legal, valid and binding on the Transferred Subsidiaries and, to ESCO’s

Knowledge, the other party thereto, except to the extent the legal, valid and binding nature of such leases is effected by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally; or (ii) general principles of equity (other than lack of good faith and fair dealing, undue delay, laches, waiver, estoppel, unclean hands, misrepresentation or duress).
          3.9 Condition of Real and Personal Property.
          (a) Except as set forth in Disclosure Schedule 3.9, all Leased Real Property, including all of the buildings, offices and other structures located thereon, which is material to the conduct of the Business has been maintained by the Transferred Subsidiaries, and, to ESCO’s Knowledge, by the lessor under the underlying lease agreement for any Leased Real Property, as required by each of them pursuant to the applicable provisions of the underlying lease agreement for such Leased Real Property. There are no material violations of Law in connection with the Owned or, to ESCO’s Knowledge, the Leased Real Property that have not been corrected.
          (b) Except as set forth in Disclosure Schedule 3.9, all tangible personal property which is material to the conduct of the Business is in good operating condition and repair, normal wear and tear excepted, and is adequate for the uses to which it is being put in the Ordinary Course in a manner consistent with the past practices of the Business.
          3.10 Property; Title.
          (a) Except with respect to Intellectual Property (which is covered under Section 3.15 below), the assets, rights and properties that each Transferred Subsidiary owns, uses in connection with the Business, or has access to under a Contract on the Closing Date, constitute all property, real and personal, which is material to the Business as presently operated in the Ordinary Course. Each Transferred Subsidiary has good and marketable title to (i) the assets reflected as owned by it on the Financial Statements other than assets that have been sold in the Ordinary Course and assets transferred in connection with the Restructuring, and (ii) any assets the ownership of which was acquired by each Transferred Subsidiary after September 30, 2007 and prior to the date hereof, in each case free and clear of all Encumbrances, other than Permitted Encumbrances and liens incurred in the Ordinary Course, and other than the Intellectual Property which is covered in Section 3.15 below.
          (b) Except for inventory disclosed on Disclosure Schedule 3.10, none of inventory of the Transferred Subsidiaries has been consigned to others or is on consignment from others.
          3.11 Contracts.
          (a) Disclosure Schedule 3.11(a) sets forth a list of all Contracts to which a Transferred Subsidiary is a party as of the date hereof that: (i) involve payments by a Transferred Subsidiary or the other party thereto in excess of U.S. $250,000 in any calendar year; (ii) limit the right of the Transferred Subsidiaries to enter into or engage in any market or line of business; (iii) relate to any borrowing of money or full or partial guarantee for the borrowing of money or any other liability; (iv) are between the Transferred Subsidiaries on the one hand and any shareholder, director, officer or Affiliate of the Transferred Subsidiaries on the other hand; (v)

grant a power of attorney to a third party which is currently outstanding and effective; (vi) relate to a joint venture, distributorship, partnership or similar arrangement (however named) involving sharing of profits, losses, costs, or Liabilities by the Transferred Subsidiaries with any other Person; (vii) provide for payments to or by any Person based on sales, purchases or profits, other than contracts providing for direct payments for goods or services; (viii) grant a license or sublicense to Intellectual Property other than licenses for software entered into in the Ordinary Course and licenses for commercially available third-party software; (ix) provide for the purchase of supplies, services, raw material and other products from or through ESCO or its Affiliates other than the Transferred Subsidiaries; or (x) relate to employment, severance or consulting and require future payments to any Person, except as required by Law (together, the “Material Contracts”). The Transferred Subsidiaries have not entered into any secrecy Contracts outside the Ordinary Course.
          (b) Except as set forth on Disclosure Schedule 3.11(b): (i) each Material Contract is a legal, valid and binding obligation of the Transferred Subsidiaries and, to ESCO’s Knowledge, is in full force and effect; (ii) the terms of all Material Contracts have been complied with in all material respects by the Transferred Subsidiaries and, to ESCO’s Knowledge, by the other parties to such Material Contracts; and (iii) the Transferred Subsidiaries are not, and, to ESCO’s Knowledge, no other party thereto is, in breach or default, or is alleged to be in breach or default, in any material respect under any Material Contract.
          (c) Except as set forth on Disclosure Schedule 3.11(c), none of the Transferred Subsidiaries is a party to, subject to or bound by any Material Contract, which would be breached or violated or its obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution or delivery by ESCO of this Agreement or the performance by ESCO or the Seller of the transactions contemplated by this Agreement.
          (d) The Transferred Subsidiaries have not received any written notice of any intention to terminate, repudiate or disclaim any such Material Contract.
          3.12 Licenses and Permits. Except as set forth on Disclosure Schedule 3.12, the Transferred Subsidiaries have all material governmental permits, licenses and authorizations necessary for the conduct of the Business as presently conducted in the Ordinary Course and all such permits, licenses and authorizations are in full force and effect.
          3.13 Compliance with Laws. Except as set forth in Disclosure Schedule 3.13, the Transferred Subsidiaries are currently and since October 1, 2002, and to ESCO’s Knowledge between October 1, 2002 and October 1, 2000, have been in compliance with all applicable Laws in all material respects; provided, however, that the foregoing representation and warranty is not made as to compliance with specific Laws where such compliance is addressed by compliance representations contained elsewhere in this ARTICLE III.
          3.14 Environmental Matters. Except as set forth in Disclosure Schedules 3.7 and 3.14: (i) the Transferred Subsidiaries are currently and since October 1, 2002 have been in compliance in all material respects with all applicable Environmental Laws and Environmental Permits; (ii) there is no civil, criminal or administrative action, suit, investigation or proceeding pending or, to ESCO’s Knowledge, threatened against the Transferred Subsidiaries relating to or arising from any Environmental Laws; (iii) there is no Environmental Condition; (iv) ESCO in respect of the Business has not received within the past five years any written notice from any governmental entity or other Person asserting that any condition exists at any of the Transferred Subsidiaries facility locations which constitutes or has resulted in a violation of any Environmental Law or that any claim is being asserted against the Transferred Subsidiaries by reason of any such violation; (v) no Encumbrance has been recorded under any Environmental Law against the Owned Real Property or Leased Real Property; (vi) none of the Owned Real Property or Leased Real Property is listed on the National Priorities List or on CERCLIS, both promulgated under CERCLA, or any state list of sites requiring removal, remedial response or corrective action pursuant to an Environmental Law; or (vii) to ESCO’s Knowledge (which for purposes of this Section 3.14(vii) shall include Dan DeFosset), there exists no material fact, condition or occurrence concerning the Transferred Subsidiaries compliance with or remediation obligations under Environmental Laws which has not been disclosed in writing to Buyer on or prior to the date of this Agreement. The Transferred Subsidiaries have obtained all material registrations, permits, licenses, and other authorizations which are required under Environmental Laws.
          3.15 Intellectual Property.
          (a) Disclosure Schedule 3.15(a) sets forth a list of all patents, trademark and service mark registrations, copyright registrations, domain name registrations and pending applications for the foregoing that are owned or used by the Transferred Subsidiaries, including, without limitation, a list of all software licenses (other than “shrink-wrap” software licenses and other licenses for off-the-shelf software, other than software licenses for which the license fees are greater than U.S. $25,000 in the aggregate) and the specific number of licenses or users allowed with respect to all such software. Except as set forth on Disclosure Schedule 3.15(b), the Transferred Subsidiaries are licensees or the owners of all right, title and interest to the items set forth on Disclosure Schedule 3.15(a), in all such cases free and clear of all Encumbrances, except Permitted Encumbrances, and such items have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and have not lapsed, expired or been abandoned. Except as set forth on Disclosure Schedule 3.15(c), since December 1, 2002, none of ESCO, the Seller and the Transferred Subsidiaries have received any written notice or allegation that they are infringing the Intellectual Property of any other Person in the conduct of the Business, and to ESCO’s Knowledge, the operation of the Business as presently conducted does not infringe the Intellectual Property of any other Person. Except as set forth on Disclosure Schedule 3.15(d), to ESCO’s Knowledge, no Intellectual Property owned by the Transferred Subsidiaries is being challenged for inequitable conduct, opposed, infringed or misappropriated by a third party. Except as set forth on Disclosure Schedule 3.15(d), and except for the trademarks, service marks, trade names and domain names owned by ESCO or its Affiliates (other than the Transferred Subsidiaries), the rights granted under Section 6.6 of this Agreement, together with the Intellectual Property owned by the Transferred Subsidiaries, and the Intellectual Property licenses granted to the Transferred Subsidiaries includes all Intellectual Property owned by the Transferred Subsidiaries and all licenses to Intellectual Property granted by others to the Transferred Subsidiaries that are material to the Business as presently conducted in the Ordinary Course.

          (b) ESCO, the Seller and the Transferred Subsidiaries are not in default under any agreement relating to Intellectual Property; and
          (c) No proceedings, or to ESCO’s Knowledge, have been instituted or threatened, which challenge the validity of the ownership by the Transferred Subsidiaries to the registered Intellectual Property specified above.
          3.16 Insurance. Disclosure Schedule 3.16 sets forth a summary of all policies of insurance relating exclusively to the Business and purchased directly by the Transferred Subsidiaries for their use and benefit (and not for the use or benefit of ESCO or any of its Affiliates, other than the Transferred Subsidiaries) (the “Transferred Subsidiary Policies”). The Transferred Subsidiary Policies have been purchased with respect to the period up to the Effective Time, and are in full force and effect. All premiums, including any current retrospective premiums or other like arrangement with respect to such Transferred Subsidiary Policies which are currently maintained, have been paid when due with respect to all periods prior to the Effective Time. To ESCO’s Knowledge, there is no default with respect to any provision contained in any of the Transferred Subsidiary Policies, nor has there been any failure to give any notice or present any material claim under any of the Transferred Subsidiary Policies in a timely fashion or in the manner or detail required by any of the Transferred Subsidiary Policies. No notice of cancellation or termination, or material increase in premium or other material change has been received by the Transferred Subsidiaries or ESCO with respect to any policy of insurance relating to the Business as a result of the Business or as a result of conditions affecting the Business. Neither ESCO nor the Transferred Subsidiaries has been refused any insurance for the Business for which it has applied during the last five years. Disclosure Schedule 3.16 also contains a description of all products or general liability claims for insurance losses during the ten (10) year period immediately preceding the Closing, and other than with respect to workers compensation claims of all other types of insurance losses during the five (5) year period immediately preceding the Closing, in either case in excess of $50,000 per occurrence and filed by ESCO (with respect to the Transferred Subsidiaries) or the Transferred Subsidiaries.
          3.17 Labor Matters.
          (a) Except as set forth on Disclosure Schedule 3.17(a), to ESCO’s Knowledge, there is no controversy existing, pending or threatened with any association or union or collective bargaining representative of the Employees.
          (b) Except as set forth on Disclosure Schedule 3.17(b), there is no charge or complaint relating to an unfair labor practice pending against the Transferred Subsidiaries nor is there any labor strike, work stoppage, material grievance or other labor dispute pending or, to ESCO’s Knowledge, threatened against the Transferred Subsidiaries.
          (c) Except as set forth on Disclosure Schedule 3.17(c), there are no collective bargaining, works council and similar agreements between the Transferred Subsidiaries or any employers’ or trade association of which the Transferred Subsidiaries is a member and any union, staff association or other body representing employees of the Transferred Subsidiaries.

          (d) Except as prohibited by applicable Law, ESCO and the Seller have disclosed to the Buyer a complete and accurate listing of the employees, other than the Excluded Employees, employed by the Transferred Subsidiaries as of November 16, 2007 or the payroll date most closely preceding the Closing Date, including those employees who are on leave of absence or layoff status including their salaried or hourly wage rates, prior year bonus and start date. In addition, a listing of all former employees currently on COBRA has been disclosed.
          (e) Except as set forth on Disclosure Schedule 3.17(e), there are no filed, or to ESCO’s Knowledge, threatened workers’ compensation claims involving the Transferred Subsidiaries as of October 31, 2007.
          (f) To ESCO’s Knowledge, all employees have been properly classified and no person is treated as an independent contractor or third party agency employee who should be treated as an employee under the laws of the country in which such individual performs services. To ESCO’s Knowledge, except as disclosed on Disclosure Schedule 3.17(f) and for leased employees hired since September 30, 2007, no Transferred Subsidiary has leased employees in the United States within the meaning of Section 414(N) of the Code without regard to subsection (2)(b) thereof.
          (g) All employees are either eligible, or approved, to work in the country and location in which they are currently physically working. In the United States, ESCO, the Seller and the Transferred Subsidiaries have complied with the provisions of the Immigration Reform and Control Act of 1986. Furthermore, neither ESCO (in connection with the Business), the Seller (in connection with the Business), nor the Transferred Subsidiaries have received any written notice from the U.S. Bureau of Immigration and Customs Enforcement, the U.S. Social Security Administration, the U.S. Department of Homeland Security, or any state government agency of any challenge, investigation, audit of any employee’s identity or employment eligibility, except for social security no-match letters which have been addressed in accordance with applicable Law.
          3.18 Employee Benefit Matters.
          (a) Disclosure Schedule 3.18(a) sets forth all written employee benefit plans and programs to which any Transferred Subsidiaries is a party, contributes, sponsors, has any liability, or that are otherwise applicable to former employees, Employees or beneficiaries of such employees, as of the date hereof, including plans and programs providing for pension, retirement, profit sharing, savings, bonus, deferred or incentive compensation, medical, dental, life or disability insurance, sick leave, vacation and paid holiday, termination or severance pay, restricted stock, stock option or stock appreciation rights benefit plans (“Benefit Plans”). Benefit Plans maintained in the United States are hereinafter referred to as “U.S. Benefit Plans;” other Benefit Plans are referred to as “Non-U.S. Benefit Plans.” With respect to each U.S. Benefit Plan, ESCO has made available to the Buyer a copy of the written plan document or a summary of any unwritten plans, policies or programs and, if applicable, the most recent copies of the following: summary plan description, master agreement, policy(ies), Form 5500, with all attachments for the most recent year other than the Schedule SSA, audited financial statements for ESCO’s Defined Contribution Plan for the most recent year, trust agreements, and determination or qualification letter from the IRS. With respect to each Non-U.S. Benefit Plan, the Buyer or its agents have been afforded the opportunity to obtain a copy of the plan document or a summary thereof, and where applicable, the most recent copies of the following: summary plan description, actuarial estimates of Benefit Plan liabilities, audited financial statements for the Benefit Plan, and trust agreements.
          (b) Except as set forth in Disclosure Schedule 3.18(b), the Benefit Plans have been maintained and administered in compliance with applicable Laws in all material respects.
          (c) Disclosure Schedule 3.18(c) identifies each of the U.S. Benefit Plans that is intended to meet the requirements of Section 401(a) of the Code (the “Qualified Plans”). With respect to the Qualified Plans, all IRS qualification determination letters remain in effect and have not been revoked. No issue concerning qualification of any Qualified Plan is pending before or, to ESCO’s Knowledge, threatened by, the IRS, except for routine requests for determination and qualification.
          (d) ESCO and its Affiliates have made full and timely payment of, or have accrued pending full and timely payment of, all amounts which are required under the terms of each Benefit Plan and in accordance with applicable laws to be paid as a contribution to each Benefit Plan.
          (e) None of the U.S. Benefit Plans set forth on Disclosure Schedules 3.18(a) or 3.18(c) is a “multi-employer plan” within the meaning of the Multiemployer Pension Plan Amendments Act of 1980.
          (f) Neither ESCO nor any of its Affiliates has engaged in any “prohibited transaction,” as defined in Section 4975 of the Code or ERISA Section 406 with respect to the U.S. Benefit Plans, and all “fiduciaries,” as defined in Section 3(21) of ERISA, with respect to the U.S. Benefit Plans, have complied with the requirements of Section 404 of ERISA.
          (g) Except as set forth in Disclosure Schedule 3.18(g), other than routine claims for benefits, there are no actions, audits, investigations, suits, or claims pending or, to ESCO’s Knowledge, threatened against any of the Benefit Plans or any fiduciary thereof or against the assets of any of the Benefit Plans. No event has occurred, and there exists no condition or set of circumstances in connection with any of the Benefit Plans as to which the Transferred Subsidiaries could, directly, or indirectly be subject to any liability under ERISA, the Code or any other applicable law, except liability for benefits claims and funding obligations payable in the Ordinary Course.
          (h) Except by operation of Law or as set forth in Disclosure Schedule 3.18(h), the consummation of the transactions contemplated hereby will not accelerate the time of vesting or payment or increase any of the rights or benefits to which Employees or former employees may be entitled under any Benefit Plan, nor will the consummation of the transactions contemplated hereunder entitle any Employee or former employee of the Transferred Subsidiaries to severance pay, change-in-control payments, or transaction bonuses.
          (i) With respect to any U.S. Benefit Plan that is a “welfare plan” within the meaning of Section 3(1) of ERISA: (i) each such Benefit Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction; (ii) with respect to any welfare fund (within the meaning of Section 419 of the Code) that comprises part of any such Benefit Plan, there is no “disqualified benefit” (within the meaning of Section 4976(b) of the Code) that would subject Buyer to a tax under Section 4976(a) of the Code; (iii) any such Benefit Plan that is a “group health plan” (within the meaning of the Code) complies in all material respects and has been operated in material compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA; and (iv) the Transferred Subsidiaries have no obligation with respect to any retiree medical or life insurance plan.
          3.19 Brokers, Finders. Except for Robert W. Baird & Co., no finder, broker, agent, or other intermediary acting on behalf of ESCO is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby. Such fee shall be paid by ESCO.
          3.20 Bank Accounts of the Transferred Subsidiaries. Set forth on Disclosure Schedule 3.20 is a list of the locations and numbers of all bank accounts, investment accounts, safe deposit boxes and current receivable collection boxes maintained by the Transferred Subsidiaries, together with the names of all persons who are authorized signatories or have access thereto or control thereunder.
          3.21 Customers of the Business. Set forth on Disclosure Schedule 3.21 is a true, complete and correct list of the 10 largest customers of the Business by volume of sales for the fiscal year ended September 30, 2007. Except as set forth on Disclosure Schedule 3.21, neither the Transferred Subsidiaries nor ESCO have: (i) received any written notice from any customer of the Business to the effect that any such customer will stop, or decrease the rate of, buying materials, products or services from the Business; or (ii) to ESCO’s Knowledge, received any oral notice of (i) above.
          3.22 Suppliers of the Business. Set forth on Disclosure Schedule 3.22 is a true, complete and correct list of the 10 largest suppliers of the Business by volume of sales for the fiscal year ended September 30, 2007. Except as set forth on Disclosure Schedule 3.22, the Transferred Subsidiaries have not: (i) received any written notice from any supplier of the Business to the effect that any such supplier will stop, or decrease the rate of, supplying materials, products or services to the Business, or (ii) to ESCO’s Knowledge, received any oral notice of (i) above.
          3.23 Inventory. Except as set forth on Disclosure Schedule 3.23, the inventory of the Business, net of reserves on the Financial Statements (the “Inventory”), (i) consists of inventories generally of the kind and quality usable and merchantable in the Business as determined in accordance with the inventory valuation methodologies set forth in Disclosure Schedule 3.23, (ii) is reasonably related to the normal demands of the Business as currently conducted by the Transferred Subsidiaries, (iii) is not damaged or defective and is generally of the kind used in the Business; and (iv) was acquired or produced in the Ordinary Course, and (iii) is in the physical possession of the Transferred Subsidiaries (except to the extent in transit to a customer or located in third party warehouses).

          3.24 Accounts Receivable. Except as set forth on Disclosure Schedule 3.24, all Accounts Receivable of the Transferred Subsidiaries arose out of the bona fide sales for which such Persons had completed all obligations which they were to perform in connection with such sales in order to properly record such sales as Accounts Receivable in accordance with the Business’ past accounting practices, including the accounting practices utilized in preparing the Closing Financial Statements. To ESCO’s Knowledge, the aggregate Accounts Receivable of the Transferred Subsidiaries are not subject to any counterclaims or setoffs in excess of the amount of applicable existing reserves and allowance therefor provided in the Financial Statements.
          3.25 No Undisclosed Liabilities. The Business does not have any material liabilities of a kind that would be required under the Business’ past accounting practices, including the accounting practices utilized in preparing the Closing Financial Statements, to be included as liabilities in a balance sheet, other than (i) those shown or reserved for on the Financial Statements, or (ii) those set forth on Disclosure Schedule 3.25 or which are otherwise reasonably disclosed in this Agreement or the Disclosure Schedules.
          3.26 No Governmental Approval. Except as set forth on Disclosure Schedule 3.26, no authorization, consent or approval of or filing with any public body or authority is necessary on the part of ESCO in connection with the consummation by ESCO of the acquisition contemplated by this Agreement (other than in connection with or in compliance with the provisions of the HSR Act, in compliance with the requirements of the German Cartel Office or any other filing which may be required under Antitrust Laws).
          3.27 Minute Book and Stock Ledger. The Minute Books of Filtertek-U.S. contain correct and complete minutes of all annual and special meetings of the Board of Directors and stockholders and any consents in lieu thereof since March, 1997, and the signatures therein are the true signatures of the persons purporting to have signed them. The Minute Books of the Transferred Subsidiaries other than Filtertek-U.S. contain, in all material respects, correct and complete minutes of all annual and special meetings of the Board of Directors and stockholders and any consents in lieu thereof, and the signatures therein are the true signatures of the persons purporting to have signed them. The stock ledgers of the Transferred Subsidiaries are true, accurate and complete, in all material respects. All such documents furnished to the Buyer are, in all material respects, true and complete copies, and there are no material amendments or modifications thereto, except as expressly noted in the schedules in which such documents are listed or described.
          3.28 No Guarantees. Except as set forth on Disclosure Schedule 3.6(g) or with respect to Taxes of any other Person as provided in contracts or other agreements with employees, customers, vendors, lessors or the like entered in the Ordinary Course, Tax indemnity provisions entered into in connection with purchase or sale agreements or credit or other commercial agreements, the Transferred Subsidiaries have not guaranteed, or otherwise become contingently liable for, the financial obligations or liabilities of any other Person.
          3.29 Absence of Certain Business Practices. To ESCO’s Knowledge, neither the Transferred Subsidiaries nor any officer, employee or agent of the Transferred Subsidiaries, nor any other person acting on their respective behalf, has given any gift or similar benefit to any customer, supplier, governmental employee or other person who is in a position to help or hinder the business of the Transferred Subsidiaries (or assist in connection with any actual or proposed transaction) which: (a) would subject the Transferred Subsidiaries or any of them to any damage or penalty in any civil, criminal or governmental litigation or proceeding; (b) if not given in the past, would have had a material adverse effect on the assets, business or operations of the Transferred Subsidiaries as reflected in the Financial Statements; or (c) if not continued in the future, would adversely affect in any material respect the Transferred Subsidiaries’ assets, business, operations or which would subject the Transferred Subsidiaries to suit or penalty in any private or governmental litigation or proceeding.
          3.30 Warranty Accruals. The warranty accruals provided for in the Closing Financial Statements are sufficient to cover warranties claims that have been asserted to any Transferred Subsidiary as of the Closing Date.
          3.31 Import and Export Compliance. Except as set forth on Disclosure Schedule 3.31, the Transferred Subsidiaries have paid or have made provision in the Financial Statements for the payment of all duty, tariffs, customs, penalties, merchandise processing fee or other payment required to be paid by them or any of them with respect to the importation or exportation of any merchandise by any of them and, to ESCO’s Knowledge, is in compliance, in all material respects, with United States and foreign Laws governing the importation or exportation of goods.
          3.32 Underlying Documents. All of the documents, agreements, contracts, tax and government filings and other similar items relating to the Transferred Subsidiaries which are described in this Agreement or in any Schedule delivered pursuant to this Agreement have been delivered or made available to the Buyer either in original form or as true copies of such documents, agreements, contracts, tax and governmental filings and other similar items.
          3.33 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, none of ESCO, the Seller or any other Person, makes any other express or implied representation or warranty on behalf of ESCO, the Seller or any Affiliate of ESCO with respect to the Business, the Transferred Subsidiaries or otherwise with respect to the subject matter of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
          The Buyer hereby makes the following representations and warranties to ESCO, each of which is true and correct on the date hereof and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.
          4.1 Existence and Power.
          (a) The Buyer has the corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

          (b) The Buyer is duly organized, validly existing and in good standing under the laws of Delaware.
          (c) Except as set forth on Disclosure Schedule 4.1, no permit, consent, waiver, approval or authorization of, or declaration to or filing or registration with, any governmental or regulatory authority or third party is required in connection with the execution, delivery or performance of this Agreement by the Buyer, the consummation by the Buyer of the transactions contemplated hereby. The transactions contemplated hereby will not to Buyer’s knowledge after due inquiry: (i) violate any order, ruling, writ, judgment, or decree of any governmental entity applicable to the Buyer; or (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time of both) a default, or give rise to any right of termination, cancellation, maturation, or acceleration of any Liability or obligation, under any of the terms, conditions or provisions of any note, bond, mortgage, license, contract, agreement or other instrument or obligation to which the Buyer is a party.
          4.2 Valid and Enforceable Agreement; Authorization. This Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except that such enforcement may be subject to: (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally; and (ii) general principles of equity. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized, approved and ratified by all necessary action on the part of the Buyer. The Buyer has full corporate authority to enter into and deliver this Agreement, to perform its obligations hereunder, to cause the Buyer to purchase and to accept the Shares from the Seller, and to consummate the transactions contemplated hereby.
          4.3 Brokers, Finders. No finder, broker, agent, or other intermediary acting on behalf of the Buyer or any Affiliate of the Buyer is entitled to a commission, fee, or other compensation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.
          4.4 Compliance with Securities Laws. The Buyer is acquiring the Shares for investment and not with a view to distribution thereof, and will not sell, offer for sale, pledge, transfer or otherwise dispose of the Shares or any interest therein except in compliance with the Securities Act of 1933, as amended, and any other applicable federal, state or foreign securities laws.
          4.5 No Governmental Approval.
          (a) No authorization, consent or approval of or filing with any public body or authority under any Antitrust Law is necessary on the part of ESCO (to Buyer’s knowledge after due inquiry) or the Seller in connection with the consummation by ESCO and the Seller of the acquisition contemplated by this Agreement (other than in connection with or in compliance with the provisions of the HSR Act or in compliance with the requirements of the German Cartel Office).

          (b) No authorization, consent or approval of or filing with any public body or authority is necessary on the part of the Buyer in connection with the consummation by the Buyer of the acquisition contemplated by this Agreement (other than in connection with or in compliance with the provisions of the HSR Act or in compliance with the requirements of the German Cartel Office).
          4.6 Litigation. There are no actions, suits, proceedings, orders or investigations pending or, to the Buyer’s knowledge, threatened against the Buyer or any of the Buyer’s Affiliates, at law or in equity. There are no injunctions, decrees or unsatisfied judgments outstanding against or related to the Buyer which could interfere with the Buyer’s ability to consummate the transactions contemplated by this Agreement.
          4.7 Financial Capability. The Buyer has all necessary financial resources available to it to consummate the transactions contemplated hereby when and as contemplated by this Agreement.
          4.8 Independent Investigation. In making the decision to enter into this Agreement and any other documents ancillary hereto executed by ESCO or its Affiliates pursuant to this Agreement and to consummate the transactions contemplated hereby and thereby, other than reliance on the representations, warranties, covenants and obligations of ESCO set forth in this Agreement (including the Disclosure Schedules hereto), the Buyer has relied solely on its own independent investigation, analysis and evaluation of the Business (including the Buyer’s own estimate and appraisal of the value of the financial condition, assets, operations and prospects of the Business). The Buyer confirms to ESCO that the Buyer is sophisticated and knowledgeable in the business of the Business and is capable of evaluating the matters set forth above. WITHOUT LIMITING ANY OF THE FOREGOING, THE BUYER ACKNOWLEDGES THAT ESCO, SELLER AND THEIR AFFILIATES, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING (I) ANY USE TO WHICH THE PURCHASED ASSETS MAY BE PUT, (II) ANY FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP OF THE BUSINESS, (III) ANY OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO THE BUYER OR ITS AFFILIATES OR RELATED PERSONS OR (IV) THE CONDITION OF THE REAL AND PERSONAL PROPERTY OF THE BUSINESS.
          4.9 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither the Buyer, nor any other Person, makes any other express or implied representation or warranty on behalf of the Buyer with respect to the subject matter of this Agreement.

ARTICLE V
EMPLOYEES
          5.1 General Obligations.
          (a) In regard to the Closing (i) where applicable law or rules provide for the automatic transfer of employment of the Employees upon the sale of the Business, (A) the Buyer or one of its Affiliates shall assume and honor all terms and conditions of employment in respect of the Employees to the extent required to accomplish such transfer of employment, (B) the Buyer and ESCO agree to take such actions as are reasonably practicable such that the employment of the Employees (other than the Excluded Employees) will transfer to the Buyer or its Affiliate as a matter of law as of the Effective Time, and (C) the Buyer or one of its Affiliates shall employ each Employee at the same salary and wages payable by ESCO or its Affiliates to such Employee immediately prior to the Effective Time and, as and to the extent required by Law, shall maintain terms and conditions of employment which replicate those provided by ESCO or its Affiliates immediately prior to the Effective Time (but in the United States hired “at will” and nothing in this Agreement changes Buyer’s right to terminate any employee at any time after the Closing), and (ii) where applicable Law or rules do not provide for the automatic transfer of employment of the Employees upon the sale of the Business, the Buyer or one of its Affiliates shall make an offer of employment, to be effective as of the Effective Time, to such Employees at the same salary, wages (and, to the extent required to avoid, if possible, under applicable Law or rules, statutory and other severance obligations and other termination obligations arising solely out of the transactions contemplated by this Agreement and the consequent transfers of employment, any such other forms and amounts of compensation and benefits) and terms and conditions of employment provided by ESCO or its Affiliates to such Employees immediately prior to the Effective Time.
          (b) The Buyer and ESCO shall use commercially reasonable efforts to take any and all required actions necessary to minimize to the greatest extent practicable the possibility that severance benefits and/or government-required, statutory or common law termination liabilities shall be payable to an Employee regardless of whether such Employee becomes employed by the Buyer or one of its Affiliates.
          (c) If, upon the consummation of the transactions contemplated by the Agreement, the payment of stock compensation is due to any Employee or the payment of severance benefits and/or government-required, statutory or common law termination liabilities is due to any Employee, and such payment has been triggered automatically upon a change of control of the Transferred Subsidiaries, notwithstanding the nature and circumstances of the Buyer and the parties’ compliance with the provisions of Section 5.1(b), then such payments and/or liabilities shall be the sole responsibility of ESCO and ESCO shall indemnify the Buyer and its Affiliates and hold them harmless from and against any such payments or liabilities which may be incurred or suffered by any of them in connection with any claim made by an Employee on such grounds on or after the Effective Time. If any Employee exercises a nonqualified stock option between the Closing Date and December 31, 2007, then Seller shall prepare a Form W-2 or 1099 for such Employee reflecting such exercise, and Seller shall withhold any Taxes required by Law to be withheld and Seller shall remit such amount to the appropriate Tax authority. If any Employee exercises an incentive stock option after Closing

Date and prior to December 31, 2007, and effects a same day sale through ESCO, then Seller shall prepare a Form W-2 or 1099 for each such Employee appropriately reflecting such same day sale. Buyer and Seller agree any deduction with respect to the exercise of a nonqualified stock option or a disqualified disposition of stock received from the exercise of an incentive stock option may only be claimed by Seller.
          (d) If, upon the consummation of the transactions contemplated by the Agreement, the payment of stock compensation is due to any Employee or the payment of severance benefits and/or government-required, statutory or common law termination liabilities is due to any Employee, and such payment and/or liability is triggered other than for reasons described in Section 5.1(c) above, then such payments and/or liabilities shall be the sole responsibility of the Buyer and the Buyer shall indemnify ESCO and its Affiliates and hold them harmless from and against any Losses which may be incurred or suffered by any of them in connection with any claim made by an Employee for such grounds on or after the Effective Time.
          (e) The Buyer shall credit (or cause to be credited) service accrued by Transferred Employees as of the Effective Time for all purposes under its Benefit Plans.
          (f) At the Effective Time, (i) the non-U.S. Transferred Employees (as defined below) shall cease to participate in the welfare benefit plans of ESCO and the Seller, and (ii) the U.S. Transferred Employees (as defined below) shall cease to participate in the welfare benefit plans of ESCO and the Seller; provided, however, that the medical plan for Filtertek-U.S. shall be continued as a multiple employer plan through January 31, 2008 at which time the U.S. Transferred Employees shall cease to participate in such plan. The Buyer shall be responsible for any and all premiums and other fees and expenses associated with the participation of Filtertek-U.S. in such medical plan.
          (g) At the Effective Time, the Buyer will provide to Transferred Employees a continuation of welfare benefits, under welfare benefits plans maintained by the Buyer, one of its Affiliates or the Transferred Subsidiaries on and after the Effective Time, that, for all jurisdictions where it is required by Law, are substantially comparable to those in effect for Transferred Employees at the time of the Closing. Each Transferred Employee shall be immediately eligible to participate, without any waiting time, in such welfare benefit plans of the Buyer or one of its Affiliates made available to such Transferred Employees (to the extent that coverage replaces coverage under a comparable welfare benefit plan of ESCO, in which such Transferred Employee participated immediately prior to the Effective Time). For purposes of each welfare benefit plan of the Buyer or one of its Affiliates providing medical, dentaland/or pharmaceutical benefits to any Transferred Employee, the Buyer shall cause all pre-existing condition exclusions and actively-at-work requirements of such plans (other than employee basic life, employee basic AD&D, optional employee life, optional employee AD&D and basic and optional dependent life) to be waived for such Transferred Employee and his or her covered dependents (other than limitations or waiting periods that are already in effect with respect to such Employees and dependents and that have not been satisfied as of the Effective Time).
          (h) As soon as practicable after the Closing, the Buyer shall cause Filtertek-U.S. to run a payroll through the Effective Time for all U.S. Transferred Employees.

          5.2 U.S. Employment Matters.
          (a) Effective as of the Effective Time, in accordance with the principles set forth in Section 5.1(a), the Buyer or one of its Affiliates shall continue the employment of each Employee employed by the Business in the United States (other than the Excluded Employees) (“U.S. Employees”) (at the same level of remuneration each such Employee is receiving as of the Effective Time); provided, however, that this Section 5.2 shall not be construed to limit the ability of the Buyer to terminate the employment of any U.S. Employee at any time. In addition, for a period of not less than one year following the Effective Time, the Buyer or one of its Affiliates shall maintain employee benefit plans, programs, policies and arrangements for U.S. Employees who become Transferred Employees (“U.S. Transferred Employees”) (other than the features of any plans or arrangements based on employer equity securities) that, with respect to those set forth on Disclosure Schedule 5.2(a) that ESCO and its Affiliates have in effect at the Effective Time for U.S. Employees, will be replaced with comparable plans as described in Disclosure Schedule 5.2(a) and shall transition to the Buyer’s plans by no later than February 1, 2008, other than with respect to the supplemental life insurance plan, which shall transition to the Buyer’s plan by no later than January 1, 2008 (and Seller also shall use commercially reasonable efforts to seek to extend the supplemental life insurance plan by a further month).
          (b) The Buyer shall not, and shall cause the Transferred Subsidiaries not to, at any time prior to the 61st day following the Closing Date, without fully complying with the notice and other requirements of the U.S. Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”), if applicable, effectuate (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment of any Company, or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment of any Transferred Subsidiary.
          (c) Filtertek-U.S. shall, effective as of the Effective Time, cease accruing for all contributions in respect of each U.S. Transferred Employee in ESCO’s Defined Contribution Plan and stock purchase plan in which such individual is then participating. All contributions owed, accrued and/or which should be accrued in respect of each U.S. Transferred Employee shall be contributed to ESCO’s Defined Contribution Plan or stock purchase plan, as the case may be, in a timely manner following the Effective Time. In order to facilitate such contributions, Filtertek shall run an extra payroll cycle up through the Effective Time. In accordance with the provisions of ESCO’s Defined Contribution Plan, ESCO shall permit U.S. Transferred Employees to continue to remit payments to ESCO’s Defined Contribution Plan for loans made against such employee’s accounts with such plan until March 31, 2008, provided that any such remittances must be made in the format required by the plan administrator. At a point after the Closing Date, which such date shall be determined by the Buyer but shall not be later than January 1, 2008, the Buyer or one of its Affiliates shall have in effect one or more Defined Contribution Plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (“Buyer’s 401(k) Plan”). Each U.S. Transferred Employee who was a participant in one or more of the Qualified Plans that are individual account plans as set forth on Disclosure Schedule 3.18(c) (“ESCO’s Savings Programs”) shall become a participant in the Buyer’s 401(k) Plan no later than January 1, 2008.

          (d) Welfare Benefits:
          (i) The Buyer shall be responsible for any and all premiums and other fees and expenses associated with the participation of Filtertek-U.S. in the medical plan after the Effective Time; provided that, ESCO shall be responsible for processing all medical claims for expenses incurred by covered U.S. Transferred Employees through January 31, 2008 and provided further that the Buyer shall be responsible for processing all medical expenses incurred by U.S. Transferred Employees after January 31, 2008. Reimbursement of U.S. Transferred Employees for medical expenses associated with such claims shall be determined in accordance with the terms of the medical programs as in effect at the time such claims are made.
          (ii) ESCO shall be responsible for any and all premiums and other fees and expenses associated with, and shall process, all dental, life and long-term disability benefit coverage claims by U.S. Transferred Employees before the Effective Time for claims incurred by such U.S. Transferred Employees under group dental, life, travel, disability accident, and accidental death and dismemberment insurance policies in which U.S. Transferred Employees are eligible. The Buyer shall be responsible for any and all premiums and other fees and expenses associated with, and shall process, all dental, life insurance and long-term disability benefit coverage claims by U.S. Transferred Employees on and after the Effective Time for claims incurred by such U.S. Transferred Employees under group dental, life, travel, disability accident, and accidental death and dismemberment insurance policies in which U.S. Transferred Employees are or become eligible.
          (iii) Short-term disability coverage for Filtertek-U.S. is provided to U.S. Transferred Employees pursuant to a self-insured Filtertek-U.S. program. Filtertek-U.S. shall retain liability for all claims by U.S. Transferred Employees for short-term disability benefits regardless of the date the claim is made or the disability occurs.
          (iv) Effective as of the Effective Time and except for the multi-employer medical plan described in Section 5.1(f), Filtertek-U.S. shall cease to be a participating employer, and the U.S. Transferred Employees shall cease to be participants, in any Benefit Plans maintained by ESCO or its Affiliates which are “welfare plans” within the meaning of Section 3(1) of ERISA.
          (v) The Buyer shall be responsible for any legally mandated continuation of health care coverage, whether under COBRA or any applicable state law, with respect to any U.S. Employee, former employee of Filtertek-U.S. and/or their dependents who have a loss of health care coverage due to a qualifying event before, at or after the Effective Time.
          5.3 Non-U.S. Employment Matters.
          (a) Effective as of the Effective Time, in accordance with the principles set forth in Section 5.1(a), the Buyer or one of its Affiliates shall (i) offer employment to or shall continue the employment of Employees who are employed by ESCO or one of its Affiliates outside of the United States (“Non-U.S. Employees”) (at the same level of remuneration each such Employee is receiving as of the Effective Time); provided, however, that this Section 5.3 shall not be construed to limit the ability of the Buyer to terminate the employment of any Non-U.S. Employee at any time, and (ii) shall grant to Non-U.S. Employees who become Transferred Employees (“Non-U.S. Transferred Employees”) substantially comparable terms and conditions of employment as are in effect immediately prior to the Effective Time for a period not less than that provided for by local country Law. In addition, for a period of not less than one year following the Effective Time, the Buyer or one of its Affiliates shall maintain employee benefit plans, programs, policies and arrangements for Non-U.S. Transferred Employees (other than the features of any plans or arrangements based on employer equity securities) that, with respect to those set forth on Disclosure Schedule 3.18(a) that ESCO and its Affiliates have in effect on the Effective Time for Non-U.S. Employees, are, in the aggregate, substantially comparable.
          (b) Buyer shall not, and shall cause the Transferred Subsidiaries not to, effectuate modifications to the facilities or reduce or change the terms of employment of the Transferred Subsidiaries’ employees in the European Union without fully complying with the notice and other requirements of the applicable Law in the European Union.
          (c) Non-U.S. Employee Benefit Plans:
          (i) Effective as of the Effective Time, and as soon as necessary, the Buyer or one of its Affiliates shall establish and qualify or register with applicable regulatory authorities employee benefit plans, programs, policies and arrangements for, or shall extend existing employee benefit plans, programs, policies and arrangements to, the Non-U.S. Transferred Employees which are in accordance with local law and which provide benefits to such Employees on terms and conditions consistent with Sections 5.1 and 5.3 hereof.
          (ii) Effective as of the Effective Time, Non-U.S. Transferred Employees shall cease to be active participants in any Benefit Plans of ESCO or its Affiliates and all such persons shall become eligible to participate in such Benefit Plans to be established by the Buyer or one of its Affiliates in connection with the Buyer’s obligations hereunder.
          (d) The Buyer shall be responsible for all liabilities in connection with claims incurred by Non-U.S. Transferred Employees and their eligible dependents under any of the Buyer’s Benefit Plans covering such Non-U.S. Transferred Employees, ESCO’s Benefit Plans covering such Non-U.S. Transferred Employees or otherwise.
          5.4 Vacation. With respect to all Employees, the Buyer will recognize all accrued and unused vacation days which are reflected and have been accrued in the Closing Balance Sheet and/or holidays and any personal and sickness days which have accrued to such Employees through the Effective Time, and the Buyer will allow the Employees to take such accrued vacation days and any personal and sickness days which have accrued to such Employee at any time following the Effective Time in accordance with the policies of the Business, as in effect as of the Effective Time.

          5.5 No Third Party Beneficiaries. No agreement between the parties hereto nor any action by ESCO, the Buyer or their Affiliates shall be deemed to create any third party beneficiary rights in any employees of ESCO, the Buyer, or any Affiliate of either, and no Person other than the Parties shall have any rights to enforce any provision hereof.
          5.6 Payments under Key Employee Transition Agreements. The Buyer or the Transferred Subsidiaries shall administer, make all payments as authorized by ESCO (including effecting the payments required under the Key Employee Transition Agreements on the first practicable payroll date following the Closing) and apply all withholding requirements required under the Key Employee Transition Agreements, provided the funds are remitted in advance as set forth below. ESCO agrees that it shall remit to the Buyer or the Transferred Subsidiaries, as applicable, the funds necessary to make such payments (including the employer’s portion of appropriate payroll taxes) together with payment instructions, in advance of the payment date.
          5.7 Workers’ Compensation. The Seller shall be responsible for all liabilities related to workers’ compensation claims (as well as any associated fees and expenses) asserted prior to the Effective Time with respect to the Transferred Subsidiaries; provided, however, that the Transferred Subsidiaries and the Buyer shall provide the Seller with reasonable assistance in handling any such claims. The Buyer shall be responsible for all liabilities related to workers’ compensation claims (as well as any associated fees and expenses) asserted on or after the Effective Time with respect to the Transferred Subsidiaries.
          5.8 Performance Bonus Compensation. The Buyer shall be responsible for the payment of all deferred bonus obligations, as detailed under Disclosure Schedule 5.8, under the Performance Compensation Plan for fiscal year 2007, and shall pay all such bonuses to the Transferred Employees as such bonus obligation are calculated under the Performance Compensation Plan and accrued on the Closing Financial Statements. The Buyer shall make the Performance Compensation Plan bonus payments on the first payroll date in January 2008.
ARTICLE VI
ADDITIONAL COVENANTS OF THE PARTIES
          6.1 Books and Records. From and after the Closing, the Buyer shall provide ESCO and its Affiliates and their representatives with reasonable access (on-site or otherwise, at ESCO’s sole discretion) during normal business hours and upon reasonable advance notice, to all books and records of the Business to the extent related to periods, or portions thereof, ending on or before the Closing Date and not subject to the Attorney-Client Privilege, Work Product Doctrine, or other similar privilege (unless pursuant to a joint defense or similar agreement), including, but not limited to, accounting and Tax records, sales and purchase documents, notes, memoranda, test records and any other electronic or written data (“Records”) pertaining or relating to the period prior to the Effective Time for any reasonable purpose, including but not limited to: (a) preparing Tax Returns; (b) defending any claim in respect of which a Notice of Claim has been served on ESCO, (provided that, solely with respect to lawsuits between the Parties hereto, the requirements of applicable Law, and not this Agreement, shall govern the obligation of Buyer to provide ESCO or its Affiliates with Records, as defined herein, and other information requested by ESCO or its Affiliates with respect to such matter); and (c) preparing the Closing Balance Sheet as referred to in Section 2.5(a). To the extent reasonably necessary, ESCO and its Affiliates may retain copies of such Records prior to providing the originals to the Buyer, or, as soon as practicable after Closing, the Buyer shall provide to ESCO and its Affiliates copies of all or any portion of such non-privileged Records as requested by ESCO and its Affiliates at ESCO’s expense. Unless otherwise consented to in writing by ESCO, the Buyer shall not, for a period of seven years following the date hereof or such longer period as retention thereof is required by applicable Law, destroy, alter or otherwise dispose of (or allow the destruction, alteration or disposal of) any of the Records without first offering to surrender to ESCO such Records.
          6.2 Cooperation. On or after the Closing Date, the Parties shall, on request, cooperate with one another by furnishing any additional information, executing and delivering any additional documents and instruments, including contract assignments, and doing any and all such other things as may be reasonably required by the Parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement. In particular, Buyer shall provide such assistance as is reasonably requested by Seller in respect to Seller’s insurance, if any, for Environmental Conditions and related matters, the scope and extent of which shall be in Seller’s discretion and sole cost.
          6.3 Confidentiality; Announcements.
          (a) Following the Closing, ESCO shall maintain, and shall cause its Affiliates to maintain, in confidence any non-public, proprietary, confidential information, including any non-public, proprietary, confidential information included in any Intellectual Property, of the Business (“Filtertek Confidential Information”) that they may have and such information shall not be disclosed by ESCO, its Affiliates, agents or representatives without the Buyer’s prior written consent, unless such information is: (i) otherwise publicly available through no fault of ESCO or its Affiliates, agents or representatives; (ii) required to be disclosed pursuant to judicial order, regulation or law; or (iii) required to be disclosed by the rules of the New York Stock Exchange or any other applicable exchange (it being understood that any information described in (i), (ii) or (iii) above shall not be considered Filtertek Confidential Information). If ESCO becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demands, or similar process) or is required by a regulatory body to make any disclosure with respect to the Business that is prohibited by this Section 6.3, ESCO will provide Buyer with prompt notice (to the extent such notice is not prohibited by Law) of such requirement so that Buyer may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, ESCO may furnish that portion (and only that portion) of such information that ESCO is legally compelled or is otherwise required to disclose. ESCO shall be responsible and liable for any breach of this Section 6.3 by any of its Affiliates, agents or representatives.
          (b) The Parties agree that ESCO shall prepare and issue a press release and file a Form 8-K and other disclosure under the Securities Exchange Act of 1934, as amended, and any other applicable federal, state or foreign securities laws, concerning the execution and delivery of this Agreement and the transactions contemplated hereby. Attached as Schedule 6.3 is the form of press release to be used by ESCO. The Parties agree that no other press release or other public statement concerning the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby shall be issued or made without the prior written approval of both ESCO and the Buyer (which approval shall not be unreasonably withheld), except as required by the rules of any national securities exchange, national securities association or over-the-counter market, foreign or domestic, as applicable, or applicable law or regulation, in which case the Party making such disclosure will first provide to the other Party the text of the proposed disclosure, the reasons such disclosure is required and the time and manner in which the disclosure is intended to be made. This shall not limit Buyer’s right to communicate the Closing of the transaction directly to the customers and suppliers of the Business.
          6.4 Covenant Not to Compete and Non-Solicitation of Employees.
          (a) In light of the extensive knowledge of the Business possessed by ESCO, and its Affiliates, and for good and valuable consideration which the Parties acknowledge, it is mutually agreed that, for the period ending on the fifth anniversary of the Closing Date (the “Non-Compete Period”), neither ESCO nor any of its Affiliates shall engage (including through the provision of management, advisory or technical services or through a joint venture, partnership or licensing relationship) in a Competing Business anywhere in the world. Notwithstanding the foregoing, the Buyer hereby agrees that the foregoing covenant shall not be deemed breached as a result of (i) the ownership by ESCO, or any of its Affiliates of the stock of a Person engaged, directly or indirectly, in a Competing Business if owned by a pension fund of ESCO or its Affiliates; (ii) the ownership by ESCO, or any of its Affiliates of less than an aggregate of ten percent (10%) of the stock of a Person engaged, directly or indirectly, in a Competing Business; (iii) the ownership by ESCO, or any of its Affiliates, of a Person engaged, directly or indirectly, in a Competing Business if such a Competing Business accounts for less than U.S. $15,000,000 of such Person’s consolidated annual revenues for any given year during the Non-Compete Period, provided that this Section 6.4(a)(iii) shall not be deemed to be violated if the Competing Business of such Person accounts for U.S. $15,000,000 or more of such Person’s consolidated annual revenues for the most recently completed fiscal year if such Person is acquired after the date hereof and within one year following the consummation of such Person’s acquisition by ESCO, either (A) ESCO or any of its Affiliates’ Competing Business accounts for less than U.S. $15,000,000 of such Person’s consolidated annual revenues for the then most recently completed fiscal year or (B) the Non-Compete Period expires; or (iv) the acquisition of ESCO by merger or stock purchase by any Person with a Competing Business.
          (b) For a period of two years following the Closing Date, ESCO and its Affiliates, shall: (i) not directly or indirectly solicit, induce or attempt to influence any of the Transferred Employees, customers of the Transferred Subsidiaries or any other Person who has a relationship with the Business prior to the Closing as a consultant, supplier, customer or contractor, to terminate his or her employment or such relationship with the Business, nor shall ESCO and its Affiliates knowingly permit or allow any of their Affiliates to do any of the foregoing; provided, however, that this prohibition shall not apply to solicitations resulting from general advertisements appearing in newspapers, periodicals, trade journals or other media of broad circulation or to non-directed searches conducted by recruiting firms on behalf of ESCO or its Affiliates; or (ii) employ in any capacity, hire or offer employment, or any consulting or other similar position, to any management personnel working for the Business as of the Closing Date; provided, however, that this prohibition shall not apply to employing, hiring, or offering employment or any consulting or other similar position to any management personnel working for the Business as of the Closing Date at any time after twelve months after such person’s employment by a Transferred Subsidiary or any successor thereto was involuntarily terminated without cause by the Transferred Subsidiary.
          (c) Without limiting the remedies available, the parties to this Agreement agree that damages at law may be an insufficient remedy in the event of breach of this Section 6.4 and that the injured party should be entitled to seek injunctive relief or other equitable remedies in the event of any such breach.
          (d) If any of the provisions of this Section 6.4 are held to be unenforceable in any jurisdiction, then, as to such jurisdiction, such provision shall be ineffective to the extent of its unenforceability in such jurisdiction, without affecting the remaining provisions of this Section in such jurisdiction, or affecting in any other jurisdiction the validity or enforceability of such provision or of this Section.
          6.5 Insurance.
          (a) The Buyer acknowledges that (i) the coverage of each Transferred Subsidiary for incidents which arise after the Effective Time under all of the insurance policies maintained by ESCO or its Affiliates (other than the Transferred Subsidiary Policies) immediately prior to the Effective Time, will be terminated as of the Effective Time applicable to the Transferred Subsidiaries, and (ii) upon such termination, the Transferred Subsidiaries will cease to be covered under such policies with respect to the period after the Effective Time and will have to obtain replacement coverage for such period.
          (b) After the Closing, ESCO shall provide reasonable assistance to the Buyer and the Transferred Subsidiaries with respect to any Losses of the Transferred Subsidiaries that arose from events, matters and circumstances which occurred or existed prior to the Effective Time (“Occurences”) and are reasonably likely to be covered by the Applicable ESCO Insurance. For purposes of this Section 6.5, reasonable assistance may include, without limitation, making claims on behalf of the Buyer, at the Buyer’s request, under the Applicable ESCO Insurance; provided, however, that the foregoing shall not be deemed to cause ESCO or its Affiliates to be liable for the payment of any deductible applicable to any such claim as a result of this Section 6.5. The foregoing shall not limit Buyer’s right of recovery for such deductible under some other provision herein. Buyer shall have all rights to make claims directly under the Applicable ESCO Insurance for Occurrences.
          6.6 Use of Trademarks.
          (a) The Buyer acknowledges that the ESCO Name is and shall remain the property of ESCO and its Affiliates (other than the Transferred Subsidiaries) and that nothing in this Agreement shall transfer or shall operate as an agreement to transfer any right, title or interest in the ESCO Name to the Buyer or any Affiliate of the Buyer. “ESCO Name” means the business name, brand name, trade name, trademark, service mark and domain name that includes the word “ESCO” and any and all other derivatives thereof. The Buyer acknowledges, subject to subsection (b) below, that the Transferred Subsidiaries have no right, title or interest in any jurisdiction to the ESCO Name.

          (b) For a period of nine months following the Closing Date, the Transferred Subsidiaries shall have the right to continue to use ESCO’s or any of its Affiliates’ trademarks and service marks on the Transferred Subsidiaries’ marketing materials, invoices, stationery, product manuals, packaging materials and other supplies, previously created and included in the inventory of the Transferred Subsidiaries, only in the manner such items are currently or reasonably anticipated to be used in the Business; provided, however, that immediately following the Closing Date, Buyer shall cause the Transferred Subsidiaries to take reasonable measures to transition away from using such trademarks and service marks. No other use of ESCO’s or any of its Affiliates’ (except for the Transferred Subsidiaries) trademarks, service marks, trade names and domain names is permitted. All rights under the first sentence of this Section 6.6 shall terminate nine months after the Closing Date.
          6.7 Settlement of Certain Intercompany Claims. The Buyer agrees to be responsible for all bills received by ESCO or the Seller subsequent to the Closing Date but prior to the Cut-Off Date, incurred in the ordinary course of the Business that directly relate to the operations of such Transferred Subsidiaries such as bills for goods or services, including but not limited to legal fees (excluding legal fees related in any manner to the negotiation of this Agreement or the documents contemplated hereby or to the consummation of the transactions contemplated hereby), patent-related costs and expenses for services such as insurance coverage; provided, however, that neither the Buyer nor the Transferred Subsidiaries will be responsible (a) for bills related in any manner to the negotiation of this Agreement or the documents contemplated hereby or to the consummation of the transactions contemplated hereby or (b) for bills if and to the extent that such billed amounts are not reflected as liabilities or a reduction in assets on the Closing Balance Sheet. The Seller shall provide the Buyer with a copy of all such bills in respect of this Section 6.7. For purposes of this Section 6.7, “Cut-Off Date” shall mean the date which is three months after the Closing Date. To the extent wages for Transferred Employees and associated withholdings, including without limitation withholdings for benefits and taxes, are due and payable following the Closing Date but are attributable to periods prior to the Closing Date, the Buyer shall be responsible for payment of all such wages and for payment and remittance of all withholdings.
          6.8 Guarantees. The Buyer will cooperate and use its best efforts to obtain a full and unconditional release of all ESCO Guarantees, including by agreeing to enter into a reasonable replacement guarantee in favor of any third party creditor who is a beneficiary of such ESCO Guarantee; provided, however, that the Buyer may elect not to obtain such a release of any ESCO Guarantee which, by its terms, terminates less than one year after the Closing Date. “ESCO Guarantee” means any guarantee, indemnity, performance bond, letter of credit (and any related contract), deposit or other security or contingent obligation in the nature of a financial obligation including letters of comfort or support entered into or granted by ESCO or any of its Affiliates (other than the Transferred Subsidiaries) in relation to or arising out of any obligations or liabilities of the Transferred Subsidiaries set forth in Disclosure Schedule 6.8. The Buyer will indemnify and hold ESCO harmless for any and all Losses arising after the Effective Time in connection with any ESCO Guarantee that is not replaced with a reasonable replacement guarantee from Buyer as reference above.
          6.9 Voluntary Reporting(a) .

          (a) For a period of two years after the Closing Date, neither Buyer nor the Transferred Subsidiaries nor any of their Affiliates shall “voluntarily” report (as defined below in this Section 6.9(a)) any possible violation of Law relating to the Business or the Transferred Subsidiaries without the prior written consent of ESCO. A report is deemed “voluntarily” made in all cases where Buyer or any Affiliate of Buyer, directly or indirectly, reports a violation of Law relating to the Business or the Transferred Subsidiaries except in those cases where such disclosure is expressly mandated by applicable Law and Buyer’s counsel provides notice in the form set forth in Exhibit B. To the extent feasible and where such would not create additional material liability, Buyer shall provide ESCO advance notice of any voluntary disclosure in the form set forth in Exhibit B. After two years after the Closing Date, the Buyer, any of the Transferred Subsidiaries or any of their Affiliates may voluntarily report any possible violation of Law relating to the Business or the Transferred Subsidiaries provided that Buyer, a Transferred Subsidiary or one of their Affiliates notifies and consults with ESCO regarding the matter proposed to be reported at least seven days in advance of any such reporting.
          (b) No later than the close of business on the second Business Day following the Closing Date, Seller will prepare and submit on behalf of Filtertek-U.S. a voluntary disclosure to US Customs of all US import duty and classification violations, which were prepared after due consideration of the KPMG report provided by Buyer. Seller will deliver a copy of the disclosure to Buyer prior to submission to US Customs and will consider in good faith all such modifications to the disclosure or any subsequent filing with U.S. Customs, if any, as are suggested by Buyer. Buyer and the Transferred Subsidiaries will cooperate with Seller in the investigation and preparation of this disclosure, including delivery to Seller on the Closing Date of the KPMG report resulting from the recent audit conducted by them of these issues. Seller shall keep Buyer adequately informed about the disclosures to the U.S. Customs until final resolution. Buyer will cooperate to provide Seller such authorization as is necessary for Seller to make such disclosure and defend such proceedings.
          (c) For a period of two years after the Closing Date, neither Seller nor any of their Affiliates shall “voluntarily” report (as defined below in this Section 6.9(c)) any possible violation of Law relating to the Business or the Transferred Subsidiaries without the prior written consent of Buyer, other than with respect to violations of Tax Law (which such matters are addressed in Section 2.6). A report is deemed “voluntarily” made in all cases where Seller or any Affiliate of Seller, directly or indirectly, reports a violation of Law relating to the Business or the Transferred Subsidiaries except in those cases where such disclosure is expressly mandated by applicable Law and Seller’s counsel provides notice in the form set forth in Exhibit B. To the extent feasible and where such would not create additional material liability, Seller shall provide Buyer advance notice of any voluntary disclosure. After two years after the Closing Date, the Seller or any of their Affiliates may voluntarily report any possible violation of Law relating to the Business or the Transferred Subsidiaries provided that Seller or one of their Affiliates notifies and consults with Buyer regarding the matter proposed to be reported at least seven days in advance of any such reporting.
          6.10 Inventory and Accounts Receivable.
          (a) Within thirty days after the first anniversary of the Closing Date, the Buyer shall cause the Transferred Subsidiaries to prepare and provide to ESCO a complete and detailed list of the inventory of the Transferred Subsidiaries taken from the books and records of the Transferred Subsidiaries as of such first anniversary, listed by inventory item, item quantity and item value in U.S. Dollars and prepared consistently with the Inventory Report (the “One Year Inventory Report”). If any inventory item has experienced five percent turnover or less during such one year period (“Slow Moving Inventory”) and the entire item value, along with any other Slow Moving Inventory, exceeds the inventory reserve reflected on the Closing Balance Sheet, then, at the election of the Buyer made in the One Year Inventory Report, the amount of such excess shall be deemed to be subtracted from the Capital Employed reflected on the Closing Balance Sheet (the “Inventory Adjustment”).
          (b) Within thirty days after the first anniversary of the Closing Date, the Buyer shall cause the Transferred Subsidiaries to prepare and provide to ESCO a complete and detailed list of the accounts receivable of the Transferred Subsidiaries that, as of such first anniversary, are one year old or older taken from the books and records of the Transferred Subsidiaries (“Aged Receivables”), listed by account number, counterparty and value in U.S. Dollar and prepared consistently with the Accounts Receivable Report (the “One Year Accounts Receivable Report”). If the entire value of the Aged Receivable (if any) exceeds the reserve reflected on the Closing Balance Sheet, then, at the election of the Buyer made in the One Year Accounts Receivable Report, the amount of such excess shall be deemed to be subtracted from the Capital Employed reflected on the Closing Balance Sheet (the “Accounts Receivable Adjustment”).
          (c) The Buyer shall permit ESCO to review, consistent with the terms of Section 2.5(a), the records necessary to evaluate the reports prepared pursuant to Section 6.10(a) and (b) and ESCO may dispute such reports consistent with the terms of Section 2.5(b).
          (d) If the inclusion of the Inventory Adjustment and the Accounts Receivable Adjustment would have decreased the Closing Adjustment paid by the Buyer to the Sellers or increased the Closing Adjustment paid by the Sellers to the Buyer, as the case may be, then the Sellers shall pay to the Buyer the amount of such change to the Closing Adjustment and the Buyer shall transfer, or cause to be transferred, to the Sellers all right, title and interest in the Slow Moving Inventory and the Aged Receivables and shall provide the Sellers with all reasonably requested assistance to dispose of such inventory and collect such receivables.
          6.11 Claims. ESCO agrees that it shall retain the defense of, and the settlement of, all claims or liabilities (including any costs or expenses) related to the Anthony M. McCauley Claim and the Theresa Gibson Claim and may settle such claim if (a) such settlement involves only the payment of money and does not involve an admission of fault or (b) it receives the Buyer’s consent, which consent shall not be unreasonably withheld.
          6.12 Supply Agreements.
          (a) For a period of not less than one year after the Closing Date, the Transferred Subsidiaries shall provide Distribution Control Systems Inc. and Hexagram, Inc., and provide to their third party contract manufacturers to the extent of any requirements for fulfillment of contracts with Distribution Control Systems Inc. and Hexagram, Inc., with such products as the Transferred Subsidiaries have historically provided to such entities or which are available generally from the Transferred Subsidiaries for use in new products now planned by such entities (the “Filtertek Transferred Subsidiary Products”). The Filtertek Transferred Subsidiary Products shall be sold at prices in effect on the Closing Date, which in all circumstances shall remain fixed for one year after the Closing Date, and subject to the non-price related standard terms and conditions the Transferred Subsidiaries provide to other comparable customers.
          (b) For a period of not less than one year after the Closing Date, VACCO Industries shall provide the Transferred Subsidiaries with such products as VACCO has historically provided to such entities or which are available generally from the Transferred Subsidiaries for use in new products now planned by such entities (the “VACCO Transferred Subsidiary Products”). The VACCO Transferred Subsidiary Products shall be sold at prices in effect on the Closing Date, which in all circumstances shall remain fixed for one year after the Closing Date, and subject to the non-price related standard terms and conditions VACCO provides to other comparable customers.
          6.13 Assignment of Maquiladora Agreement. As soon as practical after the Closing Date and upon Buyer’s request, Seller will use commercially reasonable efforts to assign to Fitertek-U.S., or to another appropriate Transferred Subsidiary, the Maquiladora agreement, if such assignment can be effected under applicable Law and if it can be reasonably accomplished in a manner which results in Seller have no continuing liability or obligation beyond the date of such assignment.
          6.14 Use of Seller Agreements. To the extent allowed under the agreements with the respective third parties, Seller agrees to allow the Transferred Subsidiaries and their employees for 15 days post closing to continue to make charges under Seller’s freight, car rental, travel, credit card, cell phone, and calling card programs in the manner conducted prior to Closing. In return Buyer agrees to pay for all of such charges arising out of Buyer’s or its employees’ use during this 15 day period and to promptly make payments of the same to Seller upon its submission of an appropriate invoice to Buyer.
ARTICLE VII
CLOSING DELIVERIES OF ESCO
          7.1 Deliveries. ESCO shall have made or tendered, or caused to be made or tendered, delivery to the Buyer of the following documents at Closing:
          (a) stock certificates, copies of share registers or other documents reasonably acceptable to the Buyer evidencing ownership of the Shares in accordance with applicable Law, which certificates or other documents, if applicable, shall be either duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed and in proper form for transfer to the Buyer under applicable Law;
          (b) all Minute Books, original shares of Filtertek-U.S. and corporate seals;
          (c) evidence that the Minute Books, original shares and corporate seals of the Transferred Subsidiaries (except Filtertek-U.S.) are available to Buyer;

          (d) the executed Transition Services Agreement;
          (e) a copy of resolutions duly adopted by the board of directors of ESCO and signed or certified by the Secretary of ESCO authorizing and approving the execution and delivery by ESCO of this Agreement and any Transaction Documents to which ESCO is a party;
          (f) evidence of the Restructuring;
          (g) with respect to each Transferred Subsidiary, signed resignations effective as of the Effective Time for each of the officers and directors of such Transferred Subsidiary who are not Transferred Employees;
          (h) such consents as are required under the Material Contracts listed in Schedule 7.1(h);
          (i) IRS Form 8023 completed with the appropriate information about ESCO and the Transferred Subsidiaries and executed on behalf of ESCO; and
          (j) such other customary documents, instruments or certificates as shall be reasonably requested by the Buyer and as shall be consistent with the terms of this Agreement.
ARTICLE VIII
CLOSING DELIVERIES OF BUYER
          8.1 Deliveries. The Buyer shall have made or tendered, or caused to be made or tendered, delivery to ESCO of the Purchase Price in accordance with Section 2.2 and the following documents:
          (a) a copy of resolutions duly adopted by the board of directors of the Buyer and signed by the Secretary of the Buyer authorizing and approving the execution and delivery by the Buyer of this Agreement and any Transaction Documents to which the Buyer is a party; and
          (b) such other customary documents, instruments or certificates as shall be reasonably requested by ESCO and as shall be consistent with the terms of this Agreement.
ARTICLE IX
INDEMNIFICATION
          9.1 Indemnification by ESCO. Subject to the limitations set forth in this ARTICLE IX, ESCO and Seller, jointly and severally, shall indemnify, defend and hold harmless the Buyer and, following the Closing, the Transferred Subsidiaries against and in respect of any and all Losses incurred directly or indirectly, in connection with, arising from or as a result of:
          (a) any breach, non-performance or violation of the covenants or agreements made in this Agreement or other documents delivered at Closing by ESCO or any of its Affiliates; or

          (b) any inaccuracy in any representation (subject to all qualifications contained therein and the respective Disclosure Schedule(s) referenced thereto) or breach of any of the representations and warranties made in this Agreement by ESCO (except for Sections 3.23 and 3.24, which shall be handled in accordance with Section 6.10);
          (c) any and all liabilities and obligations of any nature whatsoever related to ESCO’s use of the Closing Financial Statements in any public filing, provided that Buyer complied with its obligations under Section 2.4;
          (d) Taxes of the Transferred Subsidiaries for all Pre-Closing Periods, except to the extent Taxes are reflected as a liability or a reduction of an asset on the Closing Balance Sheet and taken into account in the Closing Adjustment or paid prior to Closing. For the avoidance of doubt, this shall include any Tax liabilities for all Pre-Closing Periods arising under any indemnification or guarantee obligations set forth in customer Contracts, regardless of any disclosure hereunder;
          (e) any and all liabilities or costs arising out of the Anthony M. McCauley Claim;
          (f) any and all liabilities or costs arising out of the Theresa Gibson Claim;
          (g) any reimbursement by the Transferred Subsidiaries of royalties paid by Alaris Medical, Inc., Halkey-Roberts Corporation, B. Braun Medical, Inc., or Medegen MMS, Inc. (the “Needle Free Licensees”) to the Transferred Subsidiaries prior to the Closing under each respective patent license, where such reimbursement is a direct consequence of the revocation of EP Pat. No. EP-B-629418 and any costs of proceedings related to such reimbursement claims, including all related attorneys fees (and Seller shall control any related proceedings and will cooperate with Buyer in the conduct of all aspects of the same to the extent these contain issues which Buyer reasonably has asserted will impact future royalties or the defense of such patents including any foreign or priority counterparts);
          (h) any and all liabilities (including all related attorney fees) or claims relating to the defense of import duties and classifications arising from the voluntary disclosure made on behalf of Filtertek-U.S. as provided in Section 6.9(b) (and, notwithstanding Section 9.4, Seller shall have full control of the defense of all such related proceedings);
          (i) any and all liabilities or claims relating to the TekPackaging Business or arising out of or related to the Restructuring; and
          (j) any and all liabilities related to the back flow issues with the check valves at Cardinal Health, as more further described in Disclosure Schedule 3.5, to the extent in excess of the respective warranty accrual on the Closing Balance Sheet but such accrual not to exceed fifty thousand dollars ($50,000) (notwithstanding Section 9.4, all consents to judgment or settlements of this issue must first be approved by Seller, such consent to not be unreasonably withheld).
          Any indemnification provided for under this Section 9.1 shall be deemed to last for a period of: (i) 18 months from the Closing Date for 9.1(a), (b) or (j), unless otherwise set forth to the contrary in Section 9.5; (ii) indefinitely for 9.1(c), (e) (f) and (i); (iii) the expiration of the statute of limitations plus three months for 6.3, 6.4, 6.5, 6.6, 6.9 and 9.1(d); five years from the Closing Date for 9.1(g) and (h), and (iv) deemed also to extend to directors, shareholders, officers and employees (in their capacity as such) of the Buyer and, following the Closing, of the Transferred Subsidiaries, and their Affiliates (in all, the “Buyer Indemnified Persons”). Further, for and to the extent that a claim for indemnification is the subject of a Notice of Claim provided to the Indemnifying Party within the applicable survival period for such indemnification, the Injured Party shall be entitled to continued indemnification for such claim until such claim is resolved.
          9.2 Indemnification by the Buyer. Subject to the limitations set forth in this ARTICLE IX, the Buyer shall indemnify, defend and hold harmless ESCO against and in respect of any and all Losses incurred directly or indirectly in connection with, arising from or as a result of:
          (a) any breach, non-fulfillment or violation of the covenants or agreements made in this Agreement by the Buyer or any of their Affiliates, including, following Closing, the Transferred Subsidiaries;
          (b) any inaccuracy in any representation (subject to all qualifications contained therein and the respective Disclosure Schedule(s) referenced thereto) or breach of any of the representations or warranties made in this Agreement by the Buyer;
          (c) the ownership of the Shares, or the Transferred Subsidiaries, or the conduct or operation of the Business after the Effective Time (except, in each such case, to the extent that the Buyer is entitled to be indemnified pursuant to Section 9.1);
          (d) any severance benefits or termination liabilities of Buyer arising in connection with the transactions contemplated hereby to the extent provided for in Sections 5.1(b) and 5.3(b); and
          (e) any and all liabilities of ESCO or Seller arising out of the matters described in Disclosure Schedule 9.2(e).
          Any indemnification provided for under this Section 9.2 shall be: (i) deemed to last for a period of 18 months except with respect to 9.2(a) in regard to claims under Sections 6.1, 6.6, 6.8 and 6.9, the expiration of the statute of limitations plus three months, and except with respect to 9.2(e), in which case for five years from the Closing Date, and in all these cases unless otherwise set forth to the contrary in Section 9.5, and (ii) deemed also to extend to directors, shareholders, officers and employees (in their capacity as such) of ESCO, and its Affiliates other than the Transferred Subsidiaries (in all, the “Seller Indemnified Persons”). Further, for and to the extent that a claim for indemnification is the subject of a Notice of Claim provided to the Indemnifying Party within the applicable survival period for such indemnification, the Injured Party shall be entitled to continued indemnification for such claim until such claim is resolved.

          9.3 Notice and Payment of Losses. Upon obtaining knowledge of any Loss, any Person entitled to indemnification under Section 9.1 or Section 9.2 (the “Injured Party”) shall give written notice to the Party liable for such indemnification (the “Indemnifying Party”) specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted (such written notice being hereinafter referred to as a “Notice of Claim”). The Injured Party shall use commercially reasonable efforts to mitigate any Loss (including without limitation by using commercially reasonable efforts to obtain any applicable insurance proceeds) and to obtain or use any Tax savings, benefit, relief, deduction or credit available to the Injured Party. If the Indemnifying Party disputes such claim of indemnification, it shall notify the Injured Party thereof within 30 days after receipt of the Notice of Claim, whereupon the Parties shall meet and attempt in good faith to resolve their differences with respect to such claim or indemnification. If the dispute has not been resolved within 30 days after the parties first meet to attempt such resolution, and after satisfaction of ARTICLE XI, either party may initiate litigation in accordance with this Agreement. If the Indemnifying Party does not dispute the Injured Party’s claim of indemnification, the Indemnifying Party shall pay the amount of any valid claim within 30 days after receipt of the Injured Party’s Notice of Claim.
          9.4 Defense of Third Person Claims. If an Injured Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an indemnified Person hereunder) (“Third Person”), the Injured Party shall give a Notice of Claim to the Indemnifying Party within 30 days after such assertion is actually known to the Injured Party by written notice; provided, however, that the right of a Person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such Notice of Claim unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Injured Party, and using counsel reasonably satisfactory to the Injured Party, to investigate, secure, contest, or settle the claim alleged by such Third Person (a “Third Person Claim”) provided that the Indemnifying Party notified the Injured Party in writing of its election to indemnify the Injured Party with respect to such Third Person Claim; and provided further that the Indemnifying Party will not consent to the entry of any judgment with respect to the matter or enter into any settlement with respect to the matter without the written consent of the Injured Party (not to be withheld or delayed unreasonably) except that the Indemnifying Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Injured Party if such judgment or settlement requires only the payment of money (without admitting fault) and effective upon the payment by the Indemnifying Party of all such money due. For the avoidance of doubt, a claim or challenge asserted by a governmental agency, including without limitation the IRS, the U.S. Department of Commerce or the U.S. Treasury Department, against an Injured Party shall be considered a Third Person Claim hereunder. The Injured Party may thereafter participate in (but not control) the defense of any such Third Person Claim with its own counsel at its own expense, except in the event of a conflict of interest, where the Indemnified Party can control and the Indemnifying Party must reimburse. For purposes of clarification, the fact that the Injured Party has sought indemnification from the Indemnified Party shall not be considered in determining whether a conflict of interest exists. If the Indemnifying Party elects not to defend the Injured Party with respect to such Third Person Claim, the Injured Party shall have the right, at its option, to assume and control defense of the matter. The failure of the Indemnifying Party to respond in writing to the Notice of Claim within 30 days after receipt thereof shall be deemed an election not to defend the same. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Third Person Claim, (a) the Injured Party may defend against such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim, after giving written notice of the same to the Indemnifying Party, on such terms as the Injured Party may deem appropriate; provided that in all cases the Injured Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably, or if unreasonably withheld, then requiring the Indemnifying Party to immediately take over the defense of such claim, except that the Injured Party shall be entitled to consent to any judgment and/or enter into any settlement without the consent of the Indemnifying Party if such judgment or settlement does not require the payment of money and the Injured Party will not seek indemnification from the Indemnifying Party), and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The Parties shall make available to each other all relevant information in their possession relating to any such Third Person Claim and shall reasonably cooperate in the defense thereof.
          9.5 Survival of Representations and Warranties. All of the representations and warranties made by any Party in ARTICLE III and ARTICLE IV shall survive for a period of 18 months following the Closing Date and thereafter to the extent a Notice of Claim is made within such period with respect to any breach of such representation or warranty occurring within such period and set out in such Notice of Claim; provided that: (i) the representations and warranties set forth in Sections 3.1(a), 3.2, 3.3(a) and (c), 4.1(a) and 4.2 shall survive the Closing Date for an unlimited duration; (ii) the representations and warranties set forth in Section 3.6 shall survive until the expiration of the statute of limitations applicable to the matters set forth therein plus three months; (iii) the representations and warranties set forth in Section 3.30 shall survive for a period of three years following the Closing Date; and (iv) the representations and warranties set forth in Sections 3.14 and 3.15 shall survive for a period of five years following the Closing Date. No party shall be entitled to indemnification for breach of any representation and warranty set forth in ARTICLE III and ARTICLE IV unless a Notice of Claim of such breach has been given to the Indemnifying Party within the period of survival of such representation and warranty as set forth herein. Further, for and to the extent that a claim for a breach of a representation or warranty is the subject of a Notice of Claim provided to the Indemnifying Party within the applicable survival period for such representation or warranty, the Injured Party shall be entitled to continued indemnification for such claim until such claim is resolved.
          9.6 Limitation on Indemnification.
          (a) The provisions for indemnity under Section 9.1(b) and Section 9.2(b) shall be effective only for any individual occurrence, event, circumstance, act or omission where the Loss relating thereto is greater than five thousand U.S. Dollars (U.S. $5,000) (or equivalent value), and any such occurrence, event, circumstance, act or omission shall not be taken into account for purposes of Sections 9.6(b) or (c); provided, however, that for the avoidance of doubt, whenever multiple situations exist that give rise to Losses based on the same set of actions, inactions, facts or circumstances, such multiple situations shall be aggregated to constitute a single “individual item” for purposes of the preceding clause.
          (b) The provisions for indemnity under Section 9.1(b) and Section 9.2(b) shall be effective only when the aggregate amount of all Losses for which indemnification is sought exceeds four hundred twenty-five thousand U.S. Dollars (U.S. $425,000), in which case the Injured Party shall be entitled to indemnification of the Injured Party’s Losses only in excess thereof; provided, however, that the foregoing four hundred twenty-five thousand U.S. Dollars (U.S. $425,000) limitation shall not apply in any manner whatsoever to any breach of a representation or warranty contained in Sections 3.1(a), 3.2, 3.3(a), 3.6, 4.1(a), 4.2, 4.5(a), 6.9 (except to the extent provided therein) or 6.11.
          (c) The indemnification obligations of ESCO and the Seller pursuant to Section 9.1 shall be effective only until the dollar amount paid by ESCO and Seller, taken together, in respect of all Losses indemnified against under such Section aggregates eleven million U.S. Dollars (U.S. $11,000,000).
          (d) The indemnification obligations of the Buyer pursuant to Section 9.2 shall be effective only until the dollar amount paid by the Buyer in respect of all Losses indemnified against under such Sections aggregates eleven million U.S. Dollars (U.S. $11,000,000).
          (e) All indemnification obligations shall be paid in U.S. Dollars in the United States.
          (f) Notwithstanding anything in this Agreement to the contrary, no Liability, obligation, contract or other matter shall constitute a breach of any representation or warranty of ESCO or entitle the Buyer Indemnified Persons to indemnification hereunder
          (g) to the extent, but only to the extent, of the amount of such Liability, obligation, Contract or other matter was provided for in the Closing Balance Sheet. Each Party hereby agrees that it shall, and it shall cause its Affiliates to, use its or their commercially reasonable efforts to mitigate any Losses to be indemnified under this ARTICLE IX.
          (h) All Losses, other than from matters relating to the United States or foreign laws concerning the import or export of goods, for which indemnification is provided pursuant to Section 9.1 shall be deemed to be eighty percent of such Losses, until such time as the twenty percent of such Losses for which the Buyer Indemnified Persons are not indemnified under this Section 9.6(h) exceed One Hundred Thousand U.S. Dollars (U.S. $100,000), for all purposes under this Agreement if such Losses are incurred directly or indirectly, in connection with, arising from or as a result of the Buyer or the Transferred Subsidiaries or any Affiliate thereof “voluntarily” reporting (as defined in Section 6.9(a)) any possible violation of Law relating to the Business or the Transferred Subsidiaries.
          (i) All Losses for which indemnification is provided pursuant to Section 9.2 shall be deemed to be eighty percent of such Losses, until such time as the twenty percent of such Losses for which the Seller Indemnified Persons are not indemnified under this Section 9.6(h) exceed One Hundred Thousand U.S. Dollars (U.S. $100,000), for all purposes under this Agreement if such Losses are incurred directly or indirectly, in connection with, arising from or as a result of the Seller or any Affiliate thereof “voluntarily” reporting (as defined in Section 6.9(c)) any possible violation of Law relating to the Business or the Transferred Subsidiaries.
          (j) Any liability for indemnification under this ARTICLE IX shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement. Further, no Loss shall be entitled to be indemnified under this ARTICLE IX and the amount of any Loss shall not be included in the calculation of the limitation set forth in Section 9.6(b) or any other limitations on indemnification set forth herein, to the extent that such Loss is included in the calculation of the Closing Adjustment, the Inventory Adjustment, the Accounts Receivable Adjustment or has otherwise been taken into account pursuant to the terms of this Agreement. Similarly, no Loss shall be included in the calculation of the Closing Adjustment, the Inventory Adjustment, the Accounts Receivable Adjustment or has otherwise been taken into account pursuant to the terms of this Agreement to the extent that such Loss is subject to a Notice of Claim or has been indemnified, under this ARTICLE IX.
          9.7 Indemnification of Directors, Officers and Employees; Directors’ and Officers’ Insurance.
          (a) No natural person shall bear any liability to any party in respect of this Agreement or the transactions contemplated by this Agreement, other than for an act of fraud by that person.
          (b) To the extent permitted by Law, no existing or former director or officer of ESCO or any of the Transferred Subsidiaries, and no current adviser of ESCO or any of the Transferred Subsidiaries advising in its capacity as such in relation to the transactions contemplated by this Agreement will, be liable to Buyer or any of the Transferred Subsidiaries for acts, matters or things that occurred before or at Closing, nor for acts, matters or things occurring after Closing to the extent related to this Agreement or the transactions contemplated by this Agreement, other than an act of fraud by that person.
          (c) To the extent permitted by Law, no director, officer, employee, Affiliate (including officers and employees of such Affiliate), agent, adviser, representative or their successors and assigns of Buyer will be liable to ESCO in respect of any act, matter or thing that occurred before, at or after Closing and related to this Agreement or the transactions contemplated by this Agreement, other than an act of fraud by that person.
          (d) This Section 9.7 is intended to be for the benefit of, and shall be enforceable by, the Seller Indemnified Persons and the Buyer Indemnified Persons referred to herein, their heirs and personal representatives and shall be binding on Buyer and ESCO and their respective successors and assigns.
          9.8 Characterization and Calculation of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under Tax Law, as adjustments to the Purchase Price for all Tax purposes.

     9.9 Exclusive Remedy. In the absence of fraud, the indemnification provisions set forth in this ARTICLE IX shall provide the sole and exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Agreement, any other agreement ancillary hereto executed pursuant to this Agreement, or any other claim relating to the subject matter of this Agreement, including but not limited to statutory claims arising under Environmental Laws. Either Party may invoke its rights under ARTICLE XI to enforce remedies provided for in this ARTICLE IX.
ARTICLE X
MISCELLANEOUS PROVISIONS
          10.1 Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered by courier delivery to the Party for whom it is intended, or five Business Days after having been deposited in the mail, certified or registered (with receipt requested) and postage prepaid, addressed at the address shown in this Section 10.1 for, or such other address as may be designated in writing hereafter by, such Party:
If to the Buyer:
Illinois Tool Works Inc.
Corporate Headquarters
3600 West Lake Avenue
Glenview, Illinois 60026-1215
Attn: Roland Martel
Telephone: (847) 724-7500
Facsimile: (847) 657-4329
With copies to:
Illinois Tool Works Inc.
Corporate Headquarters
3600 West Lake Avenue
Glenview, Illinois 60026-1215
Attn: General Counsel
Telephone: (847) 657-4206
Facsimile: (847) 657-4329
If to ESCO:
ESCO Technologies Inc.
9900A Clayton Rd.
St. Louis, Missouri 63124
Attn: Director of Planning and Development
Telephone: (314) 213-7249
Facsimile: (314) 213-7250

With a copy to:
ESCO Technologies Inc.
9900A Clayton Rd.
St. Louis, Missouri 63124
Attn: General Counsel
Telephone: (314) 213-7213
Facsimile: (314) 213-7215
and
Bryan Cave LLP
One Metropolitan Square
211 North Broadway, Suite 3600
St. Louis, Missouri 63102
Telephone: (314) 259-2000
Fax: (314) 259-2020
Attention: Frederick W. Bartelsmeyer
          10.2 Entire Agreement. This Agreement and the Schedules and Exhibits hereto, the Related Agreements and any documents executed by the Parties pursuant to this Agreement embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings relating to such subject matter, including the Letter of Intent, dated August 2, 2007 between the Buyer and ESCO, and the Non-disclosure Letter, dated June 26, 2007 between ESCO and the Buyer, which shall terminate and shall be of no further force or effect.
          10.3 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, as long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the Parties as evidenced hereby.
          10.4 Assignment; Binding Agreement. This Agreement and various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned by the Parties hereto without the prior written consent of the other Party (which consent shall not be unreasonably withheld) except that Buyer may transfer this Agreement to an Affiliate of Buyer without consent, provided any such transfer shall not relieve the Buyer of its obligations hereunder.
          10.5 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, and in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
          10.6 Expenses. Except as otherwise provided below or elsewhere herein, each Party hereto will pay all costs and expenses incident to its negotiation and preparation of this

Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants. Notwithstanding the foregoing, all fees related to filings pursuant to the HSR Act and any other Antitrust Laws shall be the sole responsibility and liability of Buyer.
          10.7 Headings; Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. Each reference in this Agreement to an Article, Section, Schedule or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement or a Schedule or Exhibit attached to this Agreement, respectively. References herein to “days”, unless otherwise indicated, are to consecutive calendar days. All Parties have participated substantially in the negotiation and drafting of this Agreement and agree that no ambiguity herein should be construed against the draftsman. For the purposes of determining whether any amount of local currency exceeds or is less than any U.S. Dollar amount referred to in this Agreement, the exchange rate prevailing on the relevant date (or, if the relevant date is not a Business Day, on the immediately preceding Business Day) as published by the New York Times shall be used. References to a “corporation” or “company” shall be construed so as to include any corporation, company or other body corporate, wherever and however incorporated or established.
          10.8 Bulk Sales Laws. Buyer and the Seller each hereby waive compliance by the Seller with the provisions of the “bulk sales,” “bulk transfer” or similar laws of any state or province.
          10.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Illinois applicable to contracts to be carried out wholly within such State.
          10.10 Submission to Jurisdiction. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of (a) the circuit courts located in Cook County, Illinois, and (b) the United States District Court for the Northern District of Illinois for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties agrees to commence any action, suit or proceeding relating hereto in the United States District Court for the Northern District of Illinois, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the state courts located in Cook County, Illinois. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Illinois with respect to any matters to which it has submitted to jurisdiction in this Section 10.10. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the state courts located in Cook County, Illinois, or (ii) the United States District Court for the Northern District of Illinois, and hereby further irrevocably and unconditionally agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection.

          10.11 Disclosure Generally. ESCO shall use its reasonable efforts to specifically identify and list on each Disclosure Schedule that information which is relevant to such Disclosure Schedule. Any disclosure with respect to a Section, Schedule, or Disclosure Schedules shall be deemed to be disclosed for other Sections, Schedules and Disclosure Schedules to the extent such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure to such other Sections, Schedules and Disclosure Schedules would be reasonably apparent to a reader of such disclosure. Except as expressly set forth to the contrary herein, by listing matters on the Disclosure Schedules, ESCO or any of its Affiliates shall not be deemed to have established any materiality standard, admitted any Liability, or concluded that any one or more of such matters are material, or expanded in any way the scope or effect of the representations and warranties of ESCO contained in this Agreement.
          10.12 No Waiver. No disclosure of information made in this Agreement or required to be made pursuant to this Agreement shall be deemed to constitute a waiver of the Attorney-Client privilege or work-product doctrine, or to the extent such disclosure could be so construed, the Parties shall enter into a mutually acceptable agreement to protect such disclosure.
          10.13 No Third Party Beneficiaries or Other Rights. Except as set forth in Section 9.6, nothing herein shall grant to or create in any Person not a party hereto, or any such Person’s Affiliates, employees, or any other third party, any right to any benefits hereunder, and no such party shall be entitled to sue either Party to this Agreement with respect thereto. The representations and warranties contained in this Agreement are made for purposes of this Agreement only and shall not be construed to confer any additional rights on the Parties under applicable state or federal or foreign securities laws.
          10.14 Amendment and Waiver. Any provision of this Agreement may be amended or waived only if such amendment or waiver is in writing and signed, in the case of an amendment, by ESCO and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
ARTICLE XI
DISPUTE RESOLUTION
          11.1 Dispute Resolution. Subject to the provisions of Section 11.5, any dispute arising out of or relating to this Agreement, including, but not limited to, claims for indemnification pursuant to ARTICLE IX other than under Section 2.5 shall be resolved in accordance with the procedures specified in this ARTICLE XI which shall be the sole and exclusive procedures for the resolution of any such disputes. Notwithstanding the foregoing, any dispute regarding the Closing Adjustment shall be resolved in accordance with Section 2.5.
          11.2 Negotiation Between Executives.
          (a) The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the appointed representative of the Seller and executives of Buyer who, if possible, are at a higher level of management than the persons with direct responsibility for administration of this Agreement. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 15 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include (i) a statement of each party’s position, and (ii) the name and title of the executive who will act as such party’s representative. Within 30 days after delivery of the disputing party’s notice, the representatives of ESCO and the Buyer shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary to attempt to resolve the dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.
          (b) If the matter has not been resolved by these persons within 60 days of the disputing party’s notice, or if the parties fail to meet within 30 days, either party may initiate mediation as provided hereinafter.
          (c) All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.
          11.3 Mediation. If the dispute has not been resolved by negotiation as provided herein, the parties shall endeavor to settle the dispute by mediation under the then current Center for Public Resources (“CPR”) Model procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals, with the assistance of CPR, unless the parties agree otherwise.
          11.4 Litigation. If the dispute has not been resolved by the procedures provided for in Section 11.2 and Section 11.3 within 90 days of the initiation of such procedures, either party may initiate litigation upon 30 days written notice to the other Party; provided, however, that if one Party has requested the other to participate in such procedures and the other Party has failed to participate, the requesting party may provide written notice of its intent to initiate litigation prior to the expiration of such 90-day period.
          11.5 Exclusive Procedure. The procedures specified in this ARTICLE XI shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that any Party may, without prejudice to the above procedures, seek preliminary injunction if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action the Parties will continue to participate in good faith in the procedures specified in this ARTICLE XI.
          11.6 Tolling Statute of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in Section 11.2 are pending. The parties will take such action, if any, required to effectuate such tolling.
          11.7 Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement.

SECTION 2.5 OF THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.
SIGNATURES APPEAR ON THE FOLLOWING PAGE

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Stock Purchase Agreement to be executed as of the date first above written.

“BUYER”
ILLINOIS TOOL WORKS INC.

By:	/s/ David Livingston

Name:	David Livingston
Title:	Vice President, Business Development

“SELLER”
ESCO TECHNOLOGIES HOLDING INC.

By:	/s/ A.S. Barclay

Name:	Alyson S. Barclay
Title:	Vice President

“ESCO”
ESCO TECHNOLOGIES INC.

By:	/s/ A.S. Barclay

Name:	Alyson Barclay
Title:	Vice President, Secretary & General Counsel